Exhibit 2.2

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

by and among

WALGREEN CO.,

DUANE READE HOLDINGS, INC.,

DUANE READE SHAREHOLDERS, LLC,

and

OTHER STOCKHOLDERS OF DUANE READE HOLDINGS, INC.

Effective as of February 17, 2010

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Annex A	Defined Terms

Exhibits
Exhibit A	Form of Estimated Adjustment Statement
Exhibit B	Transaction Accounting Principles
Exhibit C	Form of Initial Adjustment Statement
Exhibit D	Form of Limited Guaranty
Exhibit E	Form of Indemnification and Cooperation Agreement

Schedules
Schedule A	Preferred Stockholders
Schedule B	Common Stockholders
Schedule C	Holders of Company Options, Company Warrants and Company Phantom Shares
Schedule D	Sellers Subject to Drag Right
Schedule E	Guarantors

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AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, effective as of February 17, 2010, by and among Duane Reade Holdings, Inc., a Delaware corporation (the “Company”), Duane Reade Shareholders, LLC, a Delaware limited liability company (“DRS Seller”), in its capacity as a Seller and in its capacity as the Sellers’ Representative (as defined herein), the individuals and other entities listed on the signature pages hereto and Schedule A, Schedule B, and Schedule C (such individuals and entities together with DRS Seller and the Persons who execute a joinder hereto pursuant to Section 2.2(d) (Deliveries at Closing), each a “Seller” and collectively the “Sellers”), and Walgreen Co., an Illinois corporation (“Buyer”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given such terms in Annex A of this Agreement.

W I T N E S S E T H :

WHEREAS, Buyer desires to purchase, and the Sellers set forth on Schedule A hereto (the “Preferred Share Sellers”) desire to sell to Buyer, all of the issued and outstanding shares of (i) Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and (ii) Series B Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”) of the Company;

WHEREAS, Buyer desires to purchase, and the Sellers set forth on Schedule B hereto (the “Common Share Sellers” and together with the Preferred Share Sellers, the “Share Sellers”) desire to sell to Buyer, all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company;

WHEREAS, all of the Sellers set forth on Schedule C hereto own Company Options, Company Warrants or Company Phantom Shares and desire to enter into the transactions contemplated by this Agreement and hereby consent to the treatment of such securities in accordance with the terms hereof;

WHEREAS, DRS Seller is party to that certain Stockholders and Registration Rights Agreement, dated as of July 30, 2004, by and among the Company, DRS Seller and the management stockholders listed therein or joined thereto from time to time (the “Stockholders Agreement”), which provides for the Drag Right (as defined below) and DRS Seller shall exercise the Drag Right to compel the Persons set forth on Schedule D to transfer their Shares and Company Phantom Shares, as applicable, to Buyer under the terms and subject to the conditions of this Agreement;

WHEREAS, the Company shall cause the Persons set forth on Schedule E (each, a “Guarantor”, and together, the “Guarantors”) to enter into the Limited Guaranty on the Closing Date in substantially the form attached hereto as Exhibit D (the “Limited Guaranty”); and

WHEREAS, the Sellers collectively own, beneficially and of record, all of the issued and outstanding shares of Common Stock and Preferred Stock (collectively, the “Shares”) as well as all of the Company Warrants and Company Phantom Shares.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of the Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to Buyer (or to a designee of Buyer), and Buyer (or a designee of a Buyer) shall purchase and acquire from each Seller, all of the rights, title and interest in, to and under the Shares owned by such Seller as set forth on Schedule A and Schedule B, as applicable, free and clear of all Liens.

(b) In consideration for the sale, transfer, conveyance, assignment and delivery of the Shares by the Share Sellers to Buyer and for the cancellation of the Company Warrants and Company Phantom Shares, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to the Sellers an aggregate amount in cash equal to (i) $1,075,000,000, plus (ii) the Assumed Interest Amount, plus (iii) Closing Date Cash minus (iv) the Closing Date Debt Obligation Amount, minus (v) any Transaction Expenses of the Company (whether incurred on its own behalf or on behalf of any Seller) that are not paid by the Company or the Sellers on or prior to the Closing (“Unpaid Transaction Expenses”), minus (vi) the Aggregate Non-Delivered Consideration (the “Purchase Price” and the sum of items (i), (ii), (iii), (iv), and (v) the “Delivered Consideration”). The “Closing Purchase Price” shall equal (i) the Purchase Price, minus (ii) the Holdback Amount, plus (iii) the Working Capital Overage, if any, pursuant to Section 1.6 (Adjustment of Purchase Price), minus (iv) the Working Capital Underage, if any, pursuant to Section 1.6 (Adjustment of Purchase Price).

Section 1.2 Payment of Closing Purchase Price.

(a) Not less than five (5) Business Days prior to the Closing Date, the Company and the Sellers’ Representative shall jointly deliver to Buyer a schedule (the “Disbursement Schedule”) which shall set forth the account or accounts designated by the Sellers’ Representative to which Buyer shall transfer funds pursuant to Section 1.2(b) (Payment of Closing Purchase Price) and Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount).

(b) In satisfaction of its obligation to pay the Closing Purchase Price, concurrent with the Closing, Buyer shall pay, or cause to be paid, the Closing Purchase Price, by Wire Transfer to the account or accounts of the Sellers’ Representative set forth in the Disbursement Schedule without further inquiry. So long as Buyer shall have paid an aggregate amount equal to the Closing Purchase Price, Buyer shall have no liability to any Person for any errors or omissions by the Sellers’ Representative or the Company in the preparation of the Disbursement Schedule or the allocation or disbursement of the Closing Purchase Price by the Sellers’ Representative.

(c) To the extent that any Shares that are not delivered to Buyer at the Closing (such Shares, the “Non-Delivered Shares”) are delivered to Buyer by the Sellers’ Representative after the Closing Date, Buyer shall pay, or cause to be paid, the portion of the Aggregate Non-Delivered Consideration payable in exchange for such Shares, less any out of pocket costs and expenses reasonably incurred by or on behalf of Buyer in connection with such delayed delivery of such Non-Delivered Shares, by Wire Transfer to the account or accounts of the Sellers’ Representative set forth in the Disbursement Schedule without further inquiry.

Section 1.3 Treatment of Options. The Company shall take all actions necessary or desirable so as to provide that immediately prior to the Closing Date, all outstanding options to purchase Common Stock (the “Company Options”) held by any current or former employee or director of the Company or any Company Subsidiary granted under the Company’s 2004 Management Stock Option Plan or any other stock option or stock purchase plan, program or arrangement of the Company (collectively, the “Stock Plans”), whether or not then exercisable, shall be cancelled by the Company and thereafter shall represent only the right to receive the portion of the Closing Purchase Price (as such amount may be adjusted pursuant to Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount)) if any, allocated by the Sellers’ Representative, and Buyer shall have no liability to any Person for any errors or omissions by the Sellers’ Representative or the Company in the preparation of the Disbursement Schedule or the allocation or disbursement of such amounts by the Sellers’ Representative.

Section 1.4 Treatment of Warrants. The Company shall take all actions necessary or desirable so as to provide that each outstanding warrant to purchase Common Stock (the “Company Warrants”) shall be cancelled immediately prior to the Closing, and shall after the Closing represent only the right to receive the consideration allocated thereto by the Sellers’ Representative.

Section 1.5 Treatment of Phantom Shares. The Company shall take all actions necessary or desirable so as to provide that each outstanding award of phantom stock (or other equity-award denominated in a number of shares of Common Stock) granted under the Company’s Phantom Share Plan or otherwise with respect to shares of Common Stock (each, a “Company Phantom Share”) shall be cancelled immediately prior to the Closing and thereafter shall represent only the right to receive the portion of the Closing Purchase Price (as such amount may be adjusted pursuant to Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount)) if any, allocated by the Sellers’ Representative, and Buyer shall have no liability to any Person for any errors or omissions by the Sellers’ Representative or the Company in the preparation of the Disbursement Schedule or the allocation or disbursement of such amounts by the Sellers’ Representative.

Section 1.6 Adjustment of Purchase Price.

(a) Not less than five (5) Business Days prior to the anticipated Closing Date, the Company shall provide Buyer with a preliminary estimated statement of Purchase Price

Adjustment Amount as of the Closing Date (the “Estimated Adjustment Statement”) in the form attached hereto as Exhibit A, which shall be accompanied by a notice (the “Closing Notice”) that sets forth the Company’s estimate of the Working Capital Overage or Working Capital Underage and good faith determination of the Closing Date Debt Obligation, the Assumed Interest Amount, Closing Date Cash and any Unpaid Transaction Expenses. Not less than three (3) Business Days prior to the anticipated Closing Date, Buyer shall notify the Company in the event that it disputes any aspect of the Estimated Adjustment Statement, it being understood and agreed that any failure to do so with respect to any particular aspect shall not preclude in any way Buyer’s rights pursuant to Section 1.7 (Holdback) or otherwise hereunder. Prior to the Closing Date, the Company and Buyer shall negotiate in good faith to resolve such dispute. The amount so agreed following such negotiations shall be the Working Capital Overage, Working Capital Underage, Closing Date Debt Obligation, Assumed Interest Amount, Unpaid Transaction Expenses and Closing Date Cash, as applicable, for purposes of the Closing. If the Company and Buyer are unable to resolve such dispute, such dispute shall not under any circumstances delay the Closing, and the Working Capital Overage, Working Capital Underage, Closing Date Debt Obligation, Assumed Interest Amount, Unpaid Transaction Expenses and Closing Date Cash, as applicable, set forth in the Closing Notice shall be the Working Capital Overage, Working Capital Underage, Closing Date Debt Obligation, Assumed Interest Amount, Unpaid Transaction Expenses and Closing Date Cash, as applicable, for the purposes of the Closing, without prejudice to Buyer’s rights pursuant to Section 1.7 (Holdback) or otherwise hereunder. If after the delivery of the Estimated Adjustment Statement but prior to the Closing, there shall be a change in any component of the Estimated Adjustment Statement, the Company and the Sellers’ Representative shall update the Estimated Adjustment Statement accordingly to reflect such change. If for any reason the Closing Date shall be postponed, the foregoing obligations shall again apply with respect to such postponed Closing Date.

(b) The Estimated Adjustment Statement shall be prepared in good faith in accordance with the Transaction Accounting Principles set forth in Exhibit B.

Section 1.7 Holdback. A portion of the Purchase Price in an amount equal to $7,500,000 (the “Holdback Amount”) shall be held by Buyer on the Closing Date as security for the Sellers’ obligations under Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount) of this Agreement and distributed or deducted in accordance with Section 1.8 (Post-Closing Statements) and Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount). The Holdback Amount shall accrue interest in accordance with Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount). “Holdback Release Amount” shall equal (a) the Holdback Amount, minus (b) the Adjustment Shortfall Amount, if any.

Section 1.8 Post-Closing Statements.

(a) Within seventy-five (75) calendar days (the “Delivery Date”) after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement of Purchase Price Adjustment Amount as of the Closing Date (the “Initial Adjustment Statement”), together with supporting calculations; provided, that if Buyer does not deliver the Initial Adjustment Statement or the supporting calculations thereof to the Sellers’ Representative within ninety (90) calendar days (the “Secondary Date”) after the Closing Date, at the Sellers’

Representative’s option, upon ten (10) Business Days advance written notice to Buyer (such notice, the “Sellers’ Selection Notice”), either (i) the Estimated Adjustment Statement shall be deemed the Final Adjustment Statement and the Holdback Amount, together with all interest accrued thereon, shall be immediately paid by Wire Transfer in accordance with the instructions set forth in the Disbursement Schedule to the Sellers’ Representative, or (ii) the Sellers’ Representative shall have forty-five (45) Business Days after the date of the Sellers’ Selection Notice to prepare the Initial Adjustment Statement, prepared in accordance with the Transaction Accounting Principles, and the provisions of Section 1.9 (Reconciliation of Post-Closing Statements) shall apply mutatis mutandis, replacing the Sellers’ Representative for Buyer and vice versa. The Initial Adjustment Statement shall be in the form attached as Exhibit C and shall be prepared in good faith in accordance with the Transaction Accounting Principles. In the event the Delivery Day falls within the same quarterly period in which the Closing occurred, the Delivery Date shall be extended to the date that is ten (10) Business Days following the first Business Day of the immediately following quarterly period and the Secondary Date shall be extended the same number of Business Days as the Delivery Date was so extended.

(b) From and after the Closing until the time that the Final Adjustment Statement is finally determined pursuant to Section 1.9 (Reconciliation of Post-Closing Statements), Buyer shall afford and shall cause the Company and the Company Subsidiaries to afford, to the Sellers’ Representative and the accountants, counsel or financial advisors or other agents retained by the Sellers’ Representative in connection with the determination of the Purchase Price Adjustment Amount, reasonable access during normal business hours to all the personnel (including the accountants of the Company and the Company Subsidiaries), contracts, and books and records of the Company and the Company Subsidiaries, including Buyer’s work papers relating to the Initial Adjustment Statement, that are reasonably relevant to the preparation of the Estimated Adjustment Statement and the Final Adjustment Statement and the determination of the Closing Purchase Price.

(c) From and after the Closing until the time the Final Adjustment Statement is finally determined pursuant to Section 1.9 (Reconciliation of Post-Closing Statements), Buyer shall not take, or fail to take, any action with respect to the accounting books and records of the Company, or the items reflected thereon, on which the Closing Purchase Price, the Estimated Adjustment Statement and the Final Adjustment Statement are based, that would reasonably be expected to change any component of the Final Adjustment Statement from what such component would be absent such action or failure to act.

Section 1.9 Reconciliation of Post-Closing Statements.

(a) The Sellers’ Representative shall notify Buyer in writing (the “Notice of Disagreement”) on or prior to the expiration of the thirty (30)-Business Day period immediately following the Sellers’ Representative’s receipt of the Initial Adjustment Statement (the “Review Period”) if the Sellers’ Representative disagrees with the Initial Adjustment Statement or any component thereof. The Notice of Disagreement shall, to the extent reasonably practicable, set forth in reasonable detail the basis for such dispute, the amounts involved and the Sellers’ Representative’s determination of the amount of Purchase Price Adjustment Amount as of the Closing Date which shall be made in accordance with the Transaction Accounting Principles. If no Notice of Disagreement is received by Buyer prior to the expiration of the Review Period, then the Initial Adjustment Statement shall be deemed to have been accepted by the Sellers and shall become final and binding upon the parties in accordance with Section 1.9(c) (Reconciliation of Post-Closing Statements).

(b) During the thirty (30) Business Days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Buyer and the Sellers’ Representative shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. In the event that following completion of the procedures set forth in Section 1.8 (Post-Closing Statements) and, if applicable, this Section 1.9 (Reconciliation of Post-Closing Statements), the Holdback Amount, together with interest thereon calculated in accordance with Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount), exceeds the portion of the Purchase Price Adjustment Amount that remains in dispute, then Buyer shall pay, or cause to be paid, an amount equal to such excess (such amount, the “Initial Holdback Release Amount”) by Wire Transfer to the account or accounts of the Sellers’ Representative set forth in the Disbursement Schedule without further inquiry.

(c) If at the end of the Consultation Period Buyer and the Sellers’ Representative have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Buyer and the Sellers’ Representative shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Adjustment Statement marked to indicate those line items that are not in dispute) to (i) the New York City office of Ernst & Young or, if such firm is unable or unwilling to act, such other independent certified public accountant reasonably mutually acceptable to Buyer and the Sellers’ Representative (in any such case, the “Independent Accountant”) or (ii) if Buyer and the Sellers’ Representative are unable to agree upon such Person within ten (10) Business Days after the end of the Consultation Period, then, within an additional ten (10) Business Days, Buyer and the Sellers’ Representative shall each select one such Person and those two Persons shall, within five (5) Business Days after such Persons have been selected, select a third such Person, in which event “Independent Accountant” shall mean such third Person; provided, that if either Buyer or the Sellers’ Representative fails to select such a Person within the period required above, the “Independent Accountant” shall mean the Person selected by the other party if such non-selecting Person fails to make a selection within three (3) Business Days after written notice by the other Person. The Independent Accountant, acting as an expert and not as an arbitrator, shall be jointly instructed by Buyer and the Sellers’ Representative to, within thirty (30) Business Days after such Person’s selection, make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Adjustment Statement as to which Buyer and the Sellers’ Representative disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Buyer or the Sellers’ Representative, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Sellers’ Representative in the Notice of Disagreement or Buyer in the Initial Adjustment Statement with respect to such disputed line item. During such determination period, the Independent Accountant also shall (i) prepare a statement of Purchase Price Adjustment Amount as of the Closing Date based upon all of the line items not disputed by the parties and the line items determined by the Independent Accountant and (ii) determine the amount of Purchase Price Adjustment Amount reflected on such statement. The Independent

Accountant’s determination shall be made in accordance with the Transaction Accounting Principles. The statement of Purchase Price Adjustment Amount that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 1.8(a) (Post-Closing Statements), Section 1.9(a) or Section 1.9(b) (Reconciliation of Post-Closing Statements) or by the Independent Accountant pursuant to this Section 1.9(c) (Reconciliation of Post-Closing Statements), is referred to as the “Final Adjustment Statement.”

(d) The cost of the Independent Accountant’s review and determination shall be shared equally by the Sellers on the one hand and Buyer on the other hand. During the review by the Independent Accountant, Buyer and the Sellers and their accountants will each make available to the Independent Accountant interviews with such individuals, and such information, books and records and work papers as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 1.9(c) (Reconciliation of Post-Closing Statements); provided, however, that the accountants of Buyer or the Sellers shall not be obliged to make any work papers available to the Independent Accountant except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accountant has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accountant will be entitled to the privileges and immunities of an arbitrator.

Section 1.10 Post-Closing Adjustment for Purchase Price Adjustment Amount. If the Purchase Price Adjustment Amount set forth on the Final Adjustment Statement exceeds the Purchase Price Adjustment Amount set forth on the Estimated Adjustment Statement (such amount, the “Adjustment Excess Amount”), then Buyer shall pay, or cause to be paid, the Adjustment Excess Amount and the Holdback Amount (together with interest thereon calculated in accordance with this Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount) but less the Initial Holdback Release Amount, if any), by Wire Transfer to the account or accounts of the Sellers’ Representative set forth in the Disbursement Schedule without further inquiry, and, so long as Buyer shall have paid an aggregate amount equal to the Adjustment Excess Amount, Buyer shall have no liability to any Person for any errors or omissions by the Sellers’ Representative or the Company in the preparation of the Disbursement Schedule or the allocation or disbursement of such amounts by the Sellers’ Representative. If the Purchase Price Adjustment Amount set forth on the Estimated Adjustment Statement exceeds the Purchase Price Adjustment Amount set forth on the Final Adjustment Statement (such amount, the “Adjustment Shortfall Amount”), then the Holdback Amount shall be reduced by the Adjustment Shortfall Amount, and Buyer shall pay the Holdback Release Amount, if greater than $0.00, by Wire Transfer to the account or accounts of the Sellers’ Representative set forth in the Disbursement Schedule without further inquiry, and, so long as Buyer shall have paid an aggregate amount equal to the Holdback Release Amount, Buyer shall have no liability to any Person for any errors or omissions by the Sellers’ Representative or the Company in the preparation of the Disbursement Schedule or the allocation or disbursement of the Holdback Release Amount by the Sellers’ Representative. If the Adjustment Shortfall Amount is in excess of the Holdback Amount (such amount, the “Holdback Shortfall”), the Sellers’ Representative (on behalf of the Sellers) shall pay the Holdback Shortfall to Buyer by Wire Transfer. Any payment pursuant to this Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount) shall be made within three (3) Business Days after the finalization of the Final Adjustment Statement, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 1.11 (Payments and Computations) from the Closing Date until the date of payment.

Section 1.11 Payments and Computations. All payments shall be paid by Wire Transfer in immediately available funds to the account or accounts designated in advance by the party receiving such payment. All computations of interest shall be made on the basis of a year of three-hundred and sixty-five (365) days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest.

Section 1.12 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and the Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable U.S. federal, state or local or foreign Tax Laws. To the extent that amounts are so deducted and withheld by Buyer and are paid to the appropriate Taxing Authority in accordance with Applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the respective Seller or other Person in respect of which such deduction and withholding was made by Buyer.

ARTICLE II

THE CLOSING

Section 2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of all of the Shares and the cancellation and payment in respect of the Company Options, Company Warrants and Company Phantom Shares as provided for in this Agreement (the “Closing”) shall occur at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York time, five (5) Business Days after all of the conditions in Article VII (Conditions to Closing) have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing but subject to the satisfaction or waiver of such conditions) or at such other place, date or time as may be mutually agreed to by Buyer and the Sellers’ Representative (such date, the “Closing Date”).

Section 2.2 Deliveries at Closing.

(a) At the Closing, Buyer will deliver, or cause to be delivered, the following to the Sellers:

(i) the Closing Purchase Price as provided in Section 1.2 (Payment of Closing Purchase Price), subject to all applicable adjustments thereto;

(ii) the Section 6.10 Costs and Expenses;

(iii) the certificate required pursuant to Section 7.3(c) (Additional Conditions to the Company’s and the Sellers’ Obligations); and

(iv) the duly executed Indemnification and Cooperation Agreement.

(b) At the Closing, the Sellers will deliver, or cause to be delivered, the following, to Buyer:

(i) stock certificates or certificates of ownership, as applicable, representing all of the Shares (other than those that are in book-entry form or not certificated), in each case accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise sufficient (in the reasonable judgment of Buyer) to vest in Buyer good title to such Shares, free and clear of any Liens;

(ii) evidence reasonably satisfactory to Buyer that the treatment of all Company Options, Company Warrants and Company Phantom Shares as provided herein has been duly and validly authorized and approved by the Company and, in the case of the Company Warrants, all holders thereof;

(iii) the resignations or evidence of removal of the officers, directors and managers of the Company and each Company Subsidiary, to the extent requested by Buyer not less than five (5) Business Days prior to the Closing Date;

(iv) the certificate or certificates required pursuant to Section 7.2(d) (Additional Conditions to Buyer’s Obligations);

(v) either (A) a duly executed certificate of non-foreign status, substantially in the form of the applicable sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(A) and (B), from each of the Sellers or (B)(1) a certification from the Company that complies with Treasury Regulation Section 1.1445-2(c)(3), dated not more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, that no interest in the Company is a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and (2) proof reasonably satisfactory to Buyer that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(vi) the duly executed Limited Guaranty; and

(vii) the duly executed Indemnification and Cooperation Agreement.

(c) Each party hereto shall deliver, or shall cause to be delivered, to each other party, as applicable, all other previously undelivered documents required to be delivered by such party to another party pursuant to this Agreement.

(d) Promptly after the date hereof, DRS Seller shall use reasonable best efforts to (i) take all action necessary under the terms of the Stockholders Agreement to exercise the Drag Right and (ii) cause any Non-OH Seller that is not a party to this Agreement as of the date hereof to execute a joinder hereto. DRS Seller shall consult with Buyer in respect of any written notice delivered to the Non-OH Sellers pursuant to this Section 2.2(d) (Deliveries at Closing).

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) except as expressly provided under Articles VIII (Indemnification) and IX (Tax Matters), the obligations of the Sellers under this Agreement are several and not joint or joint and several and no Seller shall have any liability for the breach of any obligations or inaccuracy in or breach of any representation or warranty of any other Seller hereunder, and (ii) Buyer acknowledges and agrees that if, despite the DRS Seller’s exercise of the Drag Right, any Non-OH Seller fails to execute this Agreement or despite such execution fails to take any action required to be taken (or to refrain from taking any action required not to be taken) by such Non-OH Seller pursuant to this Agreement (including any failure of such Non-OH Seller to deliver its Share certificates or any other documents referred to in Section 2.2(b)(i) (Deliveries at Closing) or any failure of such Non-OH Seller to execute the certificate referred to in Section 7.2(d) (Additional Conditions to Buyer’s Obligations)), subject to Section 7.2(i) (Additional Conditions to Buyer’s Obligations), such failure shall be deemed not to affect the validity or enforceability of this Agreement (other than with respect to such Non-OH Seller) or constitute an inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement or a failure of any of the conditions to Closing set forth in Section 7.2 (Additional Conditions to Buyer’s Obligations) (except, if applicable, Section 7.2(i)) to be satisfied, it being understood that, subject to Section 1.2(c) (Payment of Closing Purchase Price), the Purchase Price shall be reduced by the Aggregate Non-Delivered Consideration pursuant to Section 1.1(b) (Sale and Purchase of Shares). From and after the Closing, the DRS Seller shall cooperate with Buyer to enforce such Drag Right on Buyer’s behalf; provided, that Buyer will promptly reimburse any reasonable out-of-pocket costs and expenses incurred by the DRS Seller in connection with such cooperation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable schedule of the amended and restated disclosure letter delivered by the Company to Buyer in connection with this Agreement, effective as of February 17, 2010 (the “Company Disclosure Letter,” it being understood that any matter disclosed pursuant to any schedule, section or subsection of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on its face), or, except with respect to the representations and warranties set forth in Section 3.2 (Capital Structure) and Section 3.4 (Authority; Validity of Agreement), as disclosed in the Company SEC Reports filed after January 1, 2009, and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, or in any section relating to forward-looking statements, and any other disclosures included therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures), the Company represents and warrants to Buyer as follows:

Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and each Company Subsidiary has the requisite power and authority (corporate or otherwise) to carry on the Business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has provided or made available to Buyer complete and correct copies of all of the Organizational Documents of the Company and each Company Subsidiary as in effect as of the date hereof.

Section 3.2 Capital Structure.

(a) The authorized Equity Interests of the Company consists of 6,500,000 shares of Common Stock and 1,850,000 shares of Preferred Stock, of which 525,334 are designated as Series A Preferred Stock and 1,250,000 are designated as Series B Preferred Stock. As of the date of this Agreement, (i) 2,615,077 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in treasury, (iii) 501,035 shares of Common Stock were issuable in respect of Company Options and 23,738 shares of Common Stock (or cash in lieu thereof) were issuable in respect of Company Phantom Shares, (iv) 525,334 shares of Series A Preferred Stock were issued and outstanding, and (v) 1,250,000 shares of Series B Preferred Stock were issued and outstanding. No Company Subsidiary owns any shares of capital stock of the Company.

(b) Schedule 3.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Company Options indicating with respect to each such Company Option the name of the holder thereof, the number of shares of Common Stock subject to such Company Option, the exercise price and the date of grant. The Company has made available to Buyer complete and accurate copies of all Stock Plans and the forms of all stock option agreements evidencing Company Options, in each case as in effect as of the date hereof.

(c) Schedule 3.2(c) of the Company Disclosure Letter shows the number of shares of Common Stock reserved for future issuance pursuant to the Company Warrants outstanding as of the date of this Agreement and the agreement or other document under which such Company Warrants were granted and sets forth a true, complete and correct list of all holders of Company Warrants indicating the number of shares of Common Stock subject to each Company Warrant, the exercise price, the date of grant and the expiration date thereof. The Company has made available to Buyer complete and accurate copies of the forms of agreements evidencing all Company Warrants.

(d) Schedule 3.2(d) of the Company Disclosure Letter sets forth a true, complete and correct list of each outstanding award of Company Phantom Shares, the holder thereof, the date of grant and the number of Company Phantom Shares held by such holder. The Company has made available to Buyer complete and accurate copies of the forms of agreement evidencing all Company Phantom Shares.

(e) Except as set forth in this Section 3.2 (Capital Structure), (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for or denominated in such equity securities, voting securities or ownership interests in the Company, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests, voting securities or other ownership interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, voting securities or other ownership interests, or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, subscription, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. Except as set forth in Schedule 3.2(e) of the Company Disclosure Letter, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any Company Subsidiary is a party or by which it is bound with respect to any equity security of any class of the Company. There is no outstanding Indebtedness of the Company or any Company Subsidiaries that entitles the holder of such Indebtedness to vote together with Stockholders on any matters with respect to the Company or any Company Subsidiary.

(f) All outstanding shares of Common Stock are, and all shares of Common Stock subject to issuance as specified in Section 3.2(c) (Capital Structure), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, any securities or other Laws, the Company’s Organizational Documents or Certificate of Designations, or any agreement to which the Company is a party or is otherwise bound (“Equity Rights”). No current or former holder of any Equity Interests or any other Person is contesting or has a valid basis for contesting the ownership of any Equity Interests or any dividends, distributions or contributions relating thereto. Other than the Shares, the Company Options, the Company Warrants and the Company Phantom Shares, there are no Equity Interests of the Company authorized, issued or outstanding.

(g) There are no obligations, contingent or otherwise, of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of the Company or any Company Subsidiary.

(h) The authorized Equity Interests, and the total number of outstanding Equity Interests of each Company Subsidiary is set forth on Schedule 3.2(h) of the Company Disclosure Letter. All outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable.

(i) DRS Seller is entitled under the Stockholders Agreement to compel the Sellers listed on Schedule 3.2(i) of the Company Disclosure Letter (“Non-OH Sellers”) to transfer, sell, assign, and convey all of such Person’s Shares or Company Phantom Shares, as applicable, to Buyer in connection with the consummation of the Transactions (the “Drag Right”).

Section 3.3 Company Subsidiaries.

(a) Schedule 3.3(a) of the Company Disclosure Letter sets forth a true, complete and correct list of (i) each Company Subsidiary together with the type of entity and jurisdiction of organization of each such Company Subsidiary as well as a list of all ownership interests therein and the owner thereof and (ii) each equity investment of the Company or any Company Subsidiary in any Person other than a Company Subsidiary (each, a “Non-Affiliate Interest”). No Company Subsidiary is organized under the Laws of a non-United States jurisdiction. The Company owns, directly or indirectly, all of the issued and outstanding common stock or other Equity Interests in, and other securities of, each Company Subsidiary, and owns its interests in each Non-Affiliate Interest, in each case free and clear of any Liens.

(b) All of the issued and outstanding common stock or other Equity Interests of each Company Subsidiary have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights. There are no outstanding Equity Rights (i) obligating the Company, any Company Subsidiary, or any other Person to issue, deliver, purchase or sell, or cause to be issued, delivered, purchased or sold, any common stock or other equity interests of any Company Subsidiary or any securities or obligations of any Company Subsidiary convertible or exchangeable into or exercisable for, any common stock or other Equity Interests of any Controlled Subsidiary, (ii) giving any Person a right to subscribe for or acquire any such common stock or other Equity Interests of any Company Subsidiary or (iii) obligating the Company, any Company Subsidiary, or any other Person to issue, grant, adopt or enter into any such Equity Right. There are no agreements, arrangements or commitments to sell or transfer any (x) common stock or other Equity Interests in any Company Subsidiary or (y) Non-Affiliate Interests.

(c) Each Company Subsidiary is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each Company Subsidiary has the requisite power and authority (corporate or otherwise) to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated except as would not individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, other than any failure to be so qualified that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.4 Authority; Validity of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the applicable Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly and validly authorized and approved by all necessary action of the Company, including any necessary approval or consent of its partners, members, stockholders or other equity owners. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.5 Consents and Approvals. Except the filing under the HSR Act, the Company is not required to obtain the Consent of any Governmental Authority or other third party or to obtain any Permit in connection with the valid authorization, execution, delivery and performance by the Company of this Agreement or the consummation of the Transactions, other than such Consents the failure of which to obtain, individually or in the aggregate, are not, and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.6 No Conflicts. The execution, delivery and performance of this Agreement by the Company will not, and the consummation of the Transactions will not, conflict with, result in a violation or termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under (with or without notice or lapse of time, or both), or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of the Company or any Company Subsidiary pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law or Permit, (b) the Organizational Documents of the Company or any Company Subsidiary or (c) any Contract, Company Plan or other instrument binding upon the Company or Company Subsidiary, or to which the property of the Company or a Company Subsidiary or any portion of the Business is subject, except for, in the case of clauses (a) and (c) any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, are not, and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2007. All such registration statements, forms, reports and other documents (including all amendments or supplements thereto and those that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed or furnished on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act), (ii) as of their respective dates or, if amended and filed no later than five (5) Business Days prior to the date of this Agreement, as of the date of the last such amendment, complied, or will comply as of such date, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) including any financial statements or schedules included or incorporated by reference therein, did not or will not, as of their respective dates, or, if amended and filed no later than five (5) Business Days prior to the date of this Agreement, as of the last such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Reports. No Company Subsidiary is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. The Company has made available to Buyer true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any Company Subsidiary, on the other hand, since January 1, 2008. As of the date of this Agreement, to the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC staff. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes and schedules) contained (or incorporated by reference) or to be contained (or incorporated by reference) in the Company SEC Reports as of their respective dates, or, if amended and filed no later than five (5) Business Days prior to the date of this Agreement, as of the last such amendment, (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates indicated and the consolidated income, stockholders’ equity, results of its operations and changes in consolidated financial position or cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments that are not expected to be material in amount or effect. All of the Company Subsidiaries are consolidated for accounting purposes. The consolidated, unaudited balance sheet of the Company contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2009 (the “Balance Sheet Date”) is referred to herein as the “Latest Balance Sheet.” The consolidated Balance Sheet and Income Statement of the Company and the Company Subsidiaries for fiscal year ended December 31, 2009 previously made available by the Company to Buyer were prepared in good faith from the books and records of the Company and the Company Subsidiaries.

(c) The Company and the Company Subsidiaries maintain internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, to allow timely decisions regarding required disclosure, and to make the required certifications pursuant to the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date hereof, to the Company’s auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls. The Company has made available to Buyer a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.

(d) Since January 1, 2008 through the date of this Agreement, (i) none of the Company, the Company Subsidiaries or, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any of such parties has engaged in improper or illegal accounting or auditing practices and (ii) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by any such party, has reported evidence of material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by any such party or any of their officers, directors, employees or agents to the boards of directors of the Company or any respective committee thereof.

Section 3.8 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, and which are required to be recorded or reflected on a balance sheet (or in the notes thereto) under GAAP, other than such liabilities (i) as and to the extent reflected or reserved against on the Latest Balance Sheet (or in the notes thereto), (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, are not, and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.9 Absence of Certain Changes. From the date of the Latest Balance Sheet, (a) the Company and each Company Subsidiary has conducted its business in all material respects only in the usual, regular and ordinary course consistent with past practices; and (b) there has not occurred or come to exist any Company Material Adverse Effect or any fact, occurrence, condition, change, development, effect, circumstance or event that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property. The Company or a Company Subsidiary, as the case may be, holds good and marketable leasehold title to the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(b) Schedule 3.10(b) of the Company Disclosure Letter contains a true, correct and complete list and description of all of the Real Property Leases to which the Company or any Company Subsidiary is a party as of the date hereof, such list including, for each Real Property Lease, an identification of the Lease or sublease agreement therefor and any and all amendments and modifications thereto and any other agreements to which the Company or any Company Subsidiary and its lessor or its sublessee, as the case may be, is a party which has the effect of amending or modifying such Real Property Lease, the names of the lessor and lessee (or sublessor and sublessee) thereunder, the title and date thereof and the address of the premises leased thereunder (and in the case of those Real Property Leases under which the Company or any Company Subsidiary is the tenant), the base or fixed rental as of the date hereof and term thereunder, including any extension options. True and correct copies of the Real Property Leases have been made available by the Company to Buyer, together with any amendments and modifications thereto and all other agreements affecting the obligations of any party thereunder to which the Company or any Company Subsidiary is a party. There exists no outstanding default, or any condition, state of facts or event that with the passage of time or giving of notice would constitute a breach or a default, in the performance of its obligations under any of the Real Property Leases by the Company or any Company Subsidiary or, to the knowledge of the Company, by the landlord or any other party to any of the Real Property Leases, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice from the landlord or other party to any of the Real Property Leases claiming that the Company or a Company Subsidiary is in breach in any material respect of its obligations under the respective Real Property Leases, which notice remains outstanding. Except as set forth in Schedule 3.10(b) of the Company Disclosure Letter, the Company or a Company Subsidiary is in sole possession of the premises demised under the respective Real Property Leases and neither the Company nor a Company Subsidiary has assigned, sublet, mortgaged or otherwise conveyed all or any portion of its respective interest in any of the Real Property Leases or the premises demised under any of the Real Property Leases.

(c) The Leased Real Property constitutes substantially all of the real property used in the conduct of the Business.

(d) The Company or a Company Subsidiary, as the case may be, to the extent the Company or such Company Subsidiary is responsible under the Real Property Leases for maintaining and repairing the premises leased under the Real Property Leases, has maintained and repaired such premises in a commercially reasonable manner taking into account, among other relevant factors, ordinary wear and tear, the remaining term of the applicable Real Property Lease and any plans to make capital improvements to the applicable leased premises or any capital improvements currently being made to the applicable leased premises.

Section 3.11 Material Contracts.

(a) Schedule 3.11(a) of the Company Disclosure Letter contains a correct and complete list of all Material Contracts in existence on the date hereof. Prior to the date hereof, the Company has made available to Buyer through an electronic dataroom established by the Company (the “Dataroom”) complete and correct copies of all Material Contracts, to the extent permissible under Applicable Law.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies, (i) each Material Contract is valid and binding on the Company or any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company and the Company Subsidiaries have performed and complied with all material obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, or to the knowledge of the Company, by any other party, except in either case which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Litigation; Investigations. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Company, threatened against or relating to the Company or any Company Subsidiary (or any present or former officer or director of the Company or any Company Subsidiary in such capacity) or any properties or assets of any of the foregoing, other than any such Proceeding that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Schedule 3.12 of the Company Disclosure Letter sets forth (i) each Proceeding pending as of the date hereof that involves (or is reasonably expected to involve), whether alone or in combination with any related or similar Proceedings, an amount in controversy in excess of $100,000 and (ii) a list of all pending or, to the knowledge of the Company, threatened Proceedings involving a Governmental Entity, other than ordinary course audits or examinations that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.13 Regulatory Compliance.

(a) Since January 1, 2005 through the date hereof, neither the Company nor any Company Subsidiary has (i) received any written notice from any Governmental Authority of any threatened or pending violation, investigation, audit or inquiry into an alleged or suspected violation of any Applicable Law or of any of the Company Regulatory Authorizations that is or would reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, or result in a material fine or assessment or a cease or desist order, or the suspension, revocation or limitation or restriction of any Permit that is material to the operation of the Company and the Company Subsidiaries, taken as a whole (a “Material Company Regulatory Event”), or (ii) entered into any agreement or settlement with any Governmental Authority with respect to its alleged non-compliance with, or violation of, any Applicable Law.

(b) The Company and each Company Subsidiary, and, to the Company’s knowledge, all of their respective officers and directors and professionally licensed employees or contractors who provide professional services to the Company or any Company Subsidiary

(“Professional Personnel”) in their capacity as such, are in compliance in all material respects with, to the extent applicable, (i) all Laws, rules and regulations of the Governmental Programs and (ii) all federal and state Laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq., except to the extent that any non-compliance with the foregoing has not and would not reasonably be expected to result in a Company Material Regulatory Event.

(c) Neither the Company nor any Company Subsidiary (i) is a party to any corporate integrity agreement or similar memorandum of understanding with any Governmental Authority, (ii) is subject to any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Authority or (iii) since January 1, 2005, has adopted any board resolutions at the request of any Governmental Authority, in each case that restricts the conduct of its business or that impacts upon the management or operation of its business in any material adverse manner (collectively, “Company Regulatory Agreements”). Since January 1, 2005, neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity that such Governmental Entity is considering issuing or requesting or investigating the possible issuance or request for any Company Regulatory Agreement.

(d) The Company and those Company Subsidiaries that directly receive reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid programs”), the CHAMPUS and TRICARE programs and such other similar federal, state or local reimbursement or governmental programs (the “Governmental Programs”) are certified for participation and reimbursement under the Medicare and Medicaid programs. The Company and those Company Subsidiaries that directly receive reimbursement under the Medicare and Medicaid programs have current provider numbers and provider agreements required under such Governmental Programs. The Company and those Company Subsidiaries that directly or indirectly receive payments under Private Programs have all provider agreements and provider numbers that are required under such Private Programs. “Private Programs” shall mean any non-Governmental Program third party payor with which the Company or any Company Subsidiary has a Contract to provide services and to receive payment therefor and that in calendar year 2009 generated and that is expected in calendar year 2010 to generate revenue for the Company in excess of $1,000,000. Collectively, Governmental Programs and Private Programs shall be referred to as “Company Payment Programs.”

(e) Since January 1, 2005, no (i) violation or default by the Company, any of the Company Subsidiaries or, to the Company’s knowledge, any of their respective current or former directors, officers or Professional Personnel, (ii) order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Authority against the Company or any of the Company Subsidiaries or, to the Company’s knowledge, any of their respective current or former directors, officers or Professional Personnel or (iii) Proceeding against the Company, any of the Company Subsidiaries, or, to the Company’s knowledge, any of their respective current or former directors, officers or Professional Personnel exists with respect to the Permits, Medicare or Medicaid certifications, provider agreements or provider numbers referred to in the preceding subsections of this Section 3.13 (Regulatory Compliance) (collectively, “Company Regulatory Authorizations”), in each case, except as would not, individually or in the aggregate, be or reasonably be expected to result in a Material Company Regulatory Event. To the Company’s knowledge, since January 1, 2005, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute reasonable grounds for a material violation or exclusion order with respect to any such Company Regulatory Authorizations, or to revoke, withdraw or suspend any such Company Regulatory Authorizations, or to terminate the participation of the Company or any Company Subsidiary in any Company Payment Program.

(f) Since January 1, 2005: (A) neither the Company nor, to the knowledge of the Company, any of their respective current or former directors, officers or Professional Personnel (during the term of such individual’s employment by the Company or any Company Subsidiary or while acting as an agent of the Company or any Company Subsidiary) has been determined or alleged by a Governmental Entity to have committed or with respect to a violation of federal or state Laws regulating health care fraud, including the Federal Anti-Kickback Statute, 42 U.S.C. 1320a-7b; the Stark I and II Laws, 42 U.S.C. 1395nn and their associated regulations; the False Claims Act, 31 U.S.C. 3729, et seq.; or state Laws relating to the referral of patients or health care business in exchange for remuneration or to entities in which the referrer has an ownership or financial relationship, in connection with such employment by, or activity on behalf of, the Company or a Company Subsidiary; and (B) as of the date hereof, neither the Company nor any of the Company Subsidiaries have received written notice that the Company nor any of the Company’s current or former directors, officers or Professional Personnel is or was under investigation by a Governmental Entity in connection with any of the foregoing set forth in this subparagraph (f).

(g) Since December 25, 2004: (A) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any current or former director, officer or Professional Personnel of the Company (during the term of such individual’s employment by such Company or any Company Subsidiary or while acting as an agent of the Company or any Company Subsidiary) (i) has been convicted or indicted of any crime, for which debarment or similar punishment is mandated or permitted by any Applicable Law or (ii) has engaged in any activities that are prohibited, or cause for the imposition of penalties or mandatory or permissive exclusion, under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn or 1396b, 31 U.S.C. §§ 3729-3733, or the federal CHAMPUS/TRICARE statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such Laws or related Laws, or under any criminal Laws relating to health care services or payments, or that are prohibited by rules of professional conduct, in connection with such employment by, or activity on behalf of, the Company or a Company Subsidiary; and (B) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice that the Company, any Company Subsidiary or any current or former director, officer or Professional Personnel was under investigation with respect to any of the foregoing set forth in this subparagraph (g).

(h) The Company, each Company Subsidiary, and, to the Company’s knowledge, their respective current or former directors, officers and Professional Personnel are in compliance with all Applicable Laws with respect to matters relating to patient or individual health care information, including the Health Insurance Portability and Accountability Act of

1996, Pub. L. No. 104-91 and any rules or regulations promulgated thereunder except as would not, individually or in the aggregate, reasonably be expected to result in a Material Company Regulatory Event.

(i) Since January 1, 2005, the Company and each Company Subsidiary have filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made thereto, that the Company, such Company Subsidiary, or such employee, officer or director was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, and have timely paid all material Taxes, fees and assessments due and payable in connection therewith except as would not, individually or in the aggregate, reasonably be expected to result in a Material Company Regulatory Event.

(j) Since January 1, 2005, (i) the Company and each Company Subsidiary have timely filed all reports and billings required to be filed prior to the date hereof with respect to the Company Payment Programs, and (ii) all such reports and billings are complete and accurate in all material respects and have been prepared in compliance in all material respects with Applicable Law. The Company and each Company Subsidiary have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such reports and billings.

(k) Since January 1, 2005, the Company and the Company Subsidiaries have not claimed or received reimbursements from Company Payment Programs in excess of amounts permitted by Applicable Law, and have no liability or obligation of any kind, whether accrued, contingent, absolute, inchoate or otherwise, whether due or to become due, under any Company Payment Programs for any refund, overpayment, discount or adjustment except as would not, individually or in the aggregate, reasonably be expected to result in a Material Company Regulatory Event. There are no pending or, to the Company’s knowledge, threatened, appeals, adjustments, challenges, audits, inquiries, litigation or written notices of intent to audit with respect to such prior reports or billings, and since January 1, 2005, neither the Company nor any Company Subsidiary has been audited, or otherwise examined by any Company Payment Programs except as would not, individually or in the aggregate, be expected to result in a Material Company Regulatory Event.

(l) Except to the extent relevant to Sections 3.4 (Authority; Validity of Agreement), 3.6 (No Conflicts) and 3.7 (SEC Filings; Financial Statements), this Section 3.13 (Regulatory Compliance) is the sole and exclusive representation and warranty with respect to all regulatory compliance matters expressly addressed in this Section 3.13 (Regulatory Compliance) .

Section 3.14 Affiliate Transactions. Except for compensation paid or payable by the Company or any Company Subsidiary to bona-fide employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice, there are not any Contracts, arrangements, liabilities or obligations, whether or not evidenced by a writing, (a) between the Company or any Company Subsidiary, on the one hand, and any Seller or any of such Seller’s Affiliates or Controlling Persons (excluding the Company and Company

Subsidiaries), on the other hand, or (b) between the Company or any Company Subsidiary, on the one hand, and a former Company Subsidiary on the other hand (any such Contract, an “Affiliate Contract”) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been disclosed in the Company SEC Reports prior to the date hereof.

Section 3.15 Compliance with Law; Government Regulation; Etc.

(a) Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2005, the Company, each Company Subsidiary, and, to the Company’s knowledge, their respective current or former directors, officers and Professional Personnel have complied and are in compliance in all material respects with all Applicable Laws. The Company, the Company Subsidiaries and, to the Company’s knowledge, their respective current or former directors, officers and Professional Personnel have not received any notice asserting nor, to the knowledge of the Company, does a reasonable basis exist for asserting, any violation by the Company or any Company Subsidiary of any Applicable Law since January 1, 2005.

(b) Since January 1, 2005, (i) the Company, each Company Subsidiary, and, to the Company’s knowledge, their respective current Professional Personnel possess and have possessed such valid and current franchises, variances, certificates, certifications, registrations, authorizations, licenses, permits or approvals (including pharmacy licenses, Medicare and Medicaid provider agreements, accreditations and other similar documentation, or approvals of any health departments) and other permits of any Governmental Authority necessary to conduct the Business in all material respects as conducted as of the date hereof (“Permits”) and (ii) since January 1, 2005 through the date hereof the Company, the Company Subsidiaries, and, to the Company’s knowledge, their respective current Professional Personnel have not received any notice of proceedings relating to the revocation, suspension, cancellation, modification of, or non-compliance with, any of the Permits. Schedule 3.15(b) of the Company Disclosure Letter sets forth a complete and accurate list of all material Permits as of the date hereof.

(c) The Company or a Company Subsidiary screens all professional licensed employees and professional licensed independent contractors, prior to the employment start date in the case of employees and prior to the commencement date of the contractual relationship in the case of independent contractors, against the List of Excluded Individuals and Entities maintained by the Office of Inspector General for the U.S. Department of Health and Human Services and the Excluded Parties List System maintained by the General Services Administration. To the knowledge of the Company, since January 1, 2005 through the date hereof, there have been no inquiries or investigations of any Professional Personnel of the Company or of any Company Subsidiary pending or, to the knowledge of the Company, threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners that, individually or in the aggregate, is reasonably likely to result in a Material Company Regulatory Event

(d) The Company has made available to Buyer complete and correct copies of all material audit or inspection reports received by the Company or any Company Subsidiary from any Governmental Authority and all written responses thereto made by the Company or any Company Subsidiary during the period from January 1, 2005 through the date of this Agreement.

(e) Schedule 3.15(e) of the Company Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of (i) all Company Payment Programs, (ii) the net sales for the twelve (12)-month period ending December 31, 2009 by the Company and the Company Subsidiaries, taken as a whole, with respect to each such Company Payment Program, and (iii) all provider numbers, supplier numbers or other authorizations to bill pursuant to Governmental Programs that have been issued to the Company or any Company Subsidiary, and all provider, supplier or other participating provider agreements or Contracts under all Private Programs to which the Company or any Company Subsidiary is a party. Since December 31, 2008, no Company Payment Program has either terminated its relationship with the Company or any Company Subsidiary, nor, to the knowledge of Company, has any Company Payment Program informed the Company or any Company Subsidiary of its intention to do so.

Section 3.16 Taxes.

(a) Since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, each of the Company and the Company Subsidiaries has (i) duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate Taxing Authority all income and franchise and all other material Tax Returns required to be filed by or with respect to it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes of the Company and the Company Subsidiaries (whether or not shown as due and payable on any Tax Return).

(b) Since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, each of the Company and the Company Subsidiaries has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes, including with respect to payments made to any employee, independent contractor, creditor, stockholder, partner or other third party, and, except for such failures that, individually or in the aggregate, are not material, has, within the time and manner prescribed, withheld and paid over to the appropriate Taxing Authority all amounts required to be withheld and paid over under all Applicable Laws.

(c) There are no material Liens for Taxes upon the assets or properties, tangible or intangible, of the Company or any Company Subsidiary except for statutory Liens for Taxes not yet due that have been imposed since July 30, 2004 or, to the knowledge of the Company, at all times prior to July 30, 2004. There are no currently effective waivers or comparable consents of any U.S. federal, state or local or foreign statute of limitations with respect to, or extensions of the period for assessment of, any material Taxes or material Tax Returns of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary has requested or received an extension of time within which to file any material Tax Return that has not since been filed.

(d) Since July 30, 2004, no jurisdiction in which the Company or any Company Subsidiary does not currently file an income or franchise Tax Return has made a claim that the Company or any Company Subsidiary is required to file such a Tax Return for such jurisdiction or that the Company or any Company Subsidiaries may be subject to taxation by such jurisdiction. There are no claims, disputes or other Proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary. Since July 30, 2004, no power of attorney has been granted to any Person with respect to any Tax matter of the Company or any Company Subsidiary that will remain in force after the Closing.

(e) None of the Company or any Company Subsidiary will be required to include any item of income, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any (i) adjustment required by reason of a change in method under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) made since July 30, 2004, and prior to the Closing and, to the knowledge of the Company, that was made at any time prior to July 30, 2004, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into since July 30, 2004, and prior to the Closing, and, to the knowledge of the Company, that was entered into at any time prior to July 30, 2004, or (iii) installment sale or intercompany transaction made since July 30, 2004, and prior to the Closing and, to the knowledge of the Company, that was made at any time prior to July 30, 2004.

(f) Since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, no rulings from, or “closing agreements” or similar agreements with, the Internal Revenue Service (“IRS”) or any other Taxing Authority have been requested or received by or with respect to the Company or any Company Subsidiary.

(g) None of the Company or any Company Subsidiary (i) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement, (ii) is or was a member of any consolidated, combined, unitary or affiliated Tax Return group (other than the “affiliated group,” within the meaning of Section 1504(a)(1) of the Code, of which the Company is the common parent), (iii) has any liability for Taxes of any other Person under any Law, as transferee or successor, by contract or otherwise or (iv) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within two (2) years prior to the date of this Agreement.

(h) Since July 30, 2004, and, to the knowledge of the Company, at any time prior to July 30, 2004, no entity classification elections pursuant to Treasury Regulation Section 301.7701-3(c) have been made with respect to any Company Subsidiary.

(i) Duane Reade GP, a New York general partnership (“DR GP”), is, and since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, has been classified as a partnership for U.S. federal income Tax purposes, and since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, none of the Company, the Company Subsidiaries or, to the knowledge of the Company, any other Person has taken a position inconsistent with such treatment. Since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, no Taxing Authority has challenged or threatened in writing to challenge the treatment of (i) DR GP as a partnership for income Tax purposes or (ii) Duane Reade Inc., a Delaware corporation (“Duane Reade”), or DRI I Inc., a Delaware corporation, as a partner of DR GP.

(j) All material Tax Returns of the Company and each Company Subsidiary that have been filed since July 30, 2004 (i) have been examined by the relevant Taxing Authority and closed with no adjustments to such Tax Returns, or (ii) the applicable statute of limitations for assessment with respect to such Tax Returns has expired.

(k) The Company has delivered or made available to Buyer (i) copies of all income and franchise Tax Returns filed by or with respect to the Company and the Company Subsidiaries for the 2006 to 2008 taxable periods and (ii) copies of all material audit reports issued by a Taxing Authority relating to audits or other Proceeding with respect to Tax Returns or liabilities for Taxes of the Company or any Company Subsidiary for open taxable periods.

(l) No property of the Company or any Company Subsidiary is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, and (ii) none of the Company or any Company Subsidiary is a party to any Lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

(m) Since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, the Company and the Company Subsidiaries have not participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax Law). To the extent that, to the knowledge of the Company, the Company has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax Law), it has disclosed such “reportable transaction” as required by Applicable Law.

(n) None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any other Person has taken a position inconsistent with the treatment described in Schedule 3.16(n) of the Company Disclosure Letter.

(o) Except to the extent relevant to Sections 3.4 (Authority; Validity of Agreement), 3.6 (No Conflicts) and 3.7 (SEC Filings; Financial Statements), this Section 3.16 (Taxes) and Section 3.17 (Employee Matters) are the sole and exclusive representations and warranties with respect to Tax matters.

For the avoidance of doubt, no representation or warranty contained in this Section 3.16 (other than the last sentence of Section 3.16(d), Section 3.16(e), Section 3.16(f), Section 3.16(h) and Section 3.16(l) (Taxes)) shall be deemed to apply directly or indirectly with respect to any Post-Closing Period.

Section 3.17 Employee Matters.

(a) Schedule 3.17 of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of each material Employment Agreement and material Company Plan. Neither the Sellers, the Company nor any Company Subsidiary has

communicated any plan or commitment to create any additional Company Plan or modify or change any existing Company Plan that would materially affect, individually or in the aggregate, any current or former employee, director, officer, manager or consultant of the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has incurred any liability, and, to the knowledge of the Company, prior to the Closing, is not expected to incur any liability, in respect of post-employment health, medical or life insurance benefits for any current or former employee of the Company or any of the Company Subsidiaries, except as may be required under COBRA or other Applicable Law, and at the expense of the employee and except with respect to any obligation to contribute to an Employee Benefit Plan that provides welfare benefits pursuant to the terms of a Collective Bargaining Agreement.

(b) With respect to each Company Plan, the Company has heretofore made available to Buyer true and complete copies of each of the following documents, as applicable: (i) a copy of any material Company Plan (including all amendments thereto) for each Company Plan (or a written description of any Company Plan that is not in writing); (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each material Company Plan for the last three plan years ending prior to the date of this Agreement for which such a report was filed; (iii) for each material Company Plan, a copy of the two most recent actuarial reports, if applicable; (iv) for each material Company Plan, a copy of the two most recent financial reports, if applicable; (v) a copy of the most recent summary plan description, together with all summaries of material modifications issued with respect to such summary plan description, if required under ERISA, with respect to each Company Plan, and all other material employee written communications relating to each Company Plan; (vi) if the Company Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; (vii) the most recent determination letter received from the IRS with respect to each Qualified Plan; and (viii) a copy of any application for a determination letter that has been submitted to the IRS and is still pending before the IRS.

(c) Since July 30, 2004, and, to the knowledge of the Company, during the period commencing six years (6) prior to the Closing Date and ending on July 30, 2004, none of the Company or the Company Subsidiaries maintains or has maintained, contributed to or been obligated to contribute to (and at no time since July 30, 2004, has any of the ERISA Affiliates of the Company or the Company Subsidiaries maintained, contributed to or been obligated to contribute to) any Employee Benefit Plan that is: (i) a Title IV Plan; (ii) a Multiemployer Plan; (iii) a Multiple Employer Plan; (iv) a MEWA; or (v) to the knowledge of the Company, in “at-risk status” (within the meaning of Section 430(i)(4)(A) of the Code). Except with respect to a Multiemployer Plan, no liability under Title IV or Section 302 of ERISA has been assessed since July 30, 2004 to the Company, any Company Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, or any Company Subsidiary or any of their ERISA Affiliates of incurring any such liability. Since July 30, 2004, with respect to any Multiemployer Plan to which the Company or any Company Subsidiary contributed, contributes or is obligated to contribute, (A) neither the Company nor any Company Subsidiary has incurred any material Withdrawal Liability from such plan that remains unsatisfied, (B) neither the Company nor any Company Subsidiary has received written notification, and the Company has no knowledge, that it has incurred any material liability due to the termination (within the meaning of Title IV of ERISA), insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of such plan, and has not received any written notification, and the Company has no knowledge, that any such plan is in reorganization, is insolvent or has been terminated, and (C) to the knowledge of the Company, no such plan is expected to be in reorganization, insolvent or terminated. Since July 30, 2004, and, to the knowledge of the Company, at all times prior to July 30, 2004, neither the Company nor any Company Subsidiary has maintained an Employee Benefit Plan that was subject to the Law of any jurisdiction outside of the United States.

(d) With respect to each Company Plan and Employment Agreement, (i) the Company and each Company Subsidiary has complied, and are now in compliance, in all material respects, with the provisions of ERISA, the Code and all Laws applicable to each such Company Plan, (ii) such Company Plan and Employment Agreement has been administered in all material respects in accordance with its terms and (iii) there is not now, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to give rise to any Lien on the assets of the Company or any Company Subsidiary under ERISA or the Code. There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Plan by any current or former employee or beneficiary under any such Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits) and, to the knowledge of the Company, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted with respect to any such Company Plan, that, in each case could reasonably be expected to result in material liability to the Company or any Company Subsidiary. No Company Plan is under audit or, to the knowledge of the Company, is, as of the date hereof, the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor, to the knowledge of the Company, is any such audit or investigation threatened.

(e) Schedule 3.17(e) of the Company Disclosure Letter sets forth a true, complete and correct list of each Company Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, or a determination letter request has been timely submitted to the Internal Revenue Service by the end of the applicable cyclical remedial amendment period established under Section 401(b) of the Code, and, to the Company’s knowledge, there are no existing circumstances and no events or omissions have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(f) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any Company Subsidiary as of immediately following the Closing and, since July 30, 2004, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 of ERISA that would reasonably be expected to result in a material liability of the Company or any Company Subsidiary or their respective ERISA Affiliates as of immediately following the Closing.

(g) Except as would not result in material liability to the Company or any Company Subsidiary, each individual who renders services to the Company or any Company Subsidiary is properly classified as an independent contractor, exempt employee, or non-exempt employee for all Applicable Law purposes (including for purposes of eligibility for overtime pay under applicable labor law and for purposes of taxation and Tax reporting).

(h) Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, manager or consultant of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director, manager or consultant. No amounts payable under any Employment Agreement, Company Plan or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability would reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code in connection with the Transactions.

(i) Schedule 3.17(i) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of each collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract to which the Company or any Company Subsidiary is a party to or bound by (each, a “Collective Bargaining Agreement”). As of the date hereof, with respect to any employee of the Company or Company Subsidiary, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no material representation or certification proceedings or petitions seeking a representation proceeding presently pending with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date hereof (a) there are no material organizing activities, strikes, work stoppages, slowdowns, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, lockouts, material arbitrations or material grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, (b) no material union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a Collective Bargaining Agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or any Company Subsidiary, (c) the Company and each Company Subsidiary are in compliance in all material respects with all Applicable Laws relating to the employment and termination of labor and employment, including but not limited to all Applicable Laws relating to wages (including the payment thereof), hours of work, collective bargaining, employment discrimination, civil rights, record retention, safety and health, workers’ compensation, working conditions and occupational safety and health, family and medical leave and employee terminations, immigration, pay equity and the collection and payment of withholding and/or Social Security taxes and similar Taxes, disability, labor relations, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and, to the knowledge of the Company, there is no pending inquiry or threatened audit from any Governmental Authority concerning the Company’s compliance with any such Applicable Laws, and (d) there are no material complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any Applicable Law or regulation, or alleging breach of any Collective Bargaining Agreement or other express or implied contract of employment, Applicable Law relating to the employment of labor. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to its current or former employees, officers or directors or employment practices.

(j) To the knowledge of the Company, no Key Employee has given, or has been given by any of the Company or any Company Subsidiary, notice of intent to terminate employment, directorship or other service relationship with the Company or any Company Subsidiary.

(k) Schedule 3.17(k) of the Company Disclosure Letter sets forth a true, complete and correct list of the aggregate bonuses under each Company Plan with respect to fiscal year 2009 that have not been paid as of the date hereof.

(l) Except to the extent relevant to Sections 3.4 (Authority; Validity of Agreement), 3.6 (No Conflicts) and 3.7 (SEC Filings; Financial Statements), this Section 3.17 (Employee Matters) is the sole and exclusive representation and warranty with respect to all matters relating to the employment and labor matters.

Section 3.18 Inventories; Suppliers.

(a) Except as would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the amount and quality of the inventory is consistent with normal operating levels maintained in keeping with past practice.

(b) Schedule 3.18(b) of the Company Disclosure Letter sets forth a list of all of the Material Suppliers of the Company and the Company Subsidiaries, taken as a whole, as well as a list of all material Contracts related to such Material Suppliers, and a true, complete and correct copy of each has been previously made available to Buyer in the Dataroom to the extent permissible under Applicable Law. Since June 1, 2009, no Material Supplier has terminated or provided formal notice of its intention to terminate its relationship with the Company or any Company Subsidiaries or materially reduced or provided formal notice of its intention to materially reduce the aggregate value of its annual transactions with the Company or the Company Subsidiaries, taken as a whole. “Material Supplier” means the ten (10) largest suppliers of the Company and the Company Subsidiaries, taken as a whole, in each case, measured in terms of annual expenditures by the Company and the Company Subsidiaries, taken as a whole, for the year ended December 26, 2009.

Section 3.19 Intellectual Property.

(a) Schedule 3.19(a)(i) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all Intellectual Property owned by the Company or any Company Subsidiary (“Owned Intellectual Property”) that is registered or for which an application for registration is pending. All of the Owned Intellectual Property is owned free and clear of any Liens other than licenses granted in the ordinary course of business. Schedule 3.19(a)(ii) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all material licenses and arrangements with respect to any Intellectual Property that is licensed by or to the Company or any Company Subsidiary (the “License Agreements”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the Business.

(b) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the execution and delivery of this Agreement and the consummation of the Transactions will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any License Agreement or other Contract relating to any Owned Intellectual Property.

(c) To the knowledge of the Company, all material patents and patent applications, registrations for trademarks, service marks or copyrights included in the Owned Intellectual Property and that relate to the Business are subsisting and, since the date that is one year prior to the date of this Agreement, have not expired or been cancelled or abandoned.

(d) To the knowledge of the Company, all material trade secrets that are held by the Company or any Company Subsidiary and that relate to the Business, have not been disclosed or otherwise impaired.

(e) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, violation or misappropriation by the Company or any Company Subsidiary for their use of the Intellectual Property of the Company or any Company Subsidiary, (ii) to the knowledge of the Company, the conduct of the Business as currently conducted does not infringe, violate or misappropriate any Intellectual Property rights of any Person, (iii) neither the Company nor any Company Subsidiary has made any claim of a violation, infringement or misappropriation by others of its rights to or in connection with the Intellectual Property of the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Person is infringing, violating or infringing any Intellectual Property of the Company or any Company Subsidiary. Since January 1, 2008, neither the Company nor any Company Subsidiary has received any written claim or notice alleging any such infringement, violation or misappropriation. No material Owned Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any of them with respect to the Business or restricting the licensing thereof by any of them to any Person. For all material Owned Intellectual Property that has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, any State office empowered to register Intellectual Property, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any Applicable Law, such registrations, filings, issuances and other actions remain in full force and effect. Since January 1, 2005, and, to the knowledge of the Company, the Company and each Company Subsidiary have taken all reasonably necessary actions to protect all of its Owned Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property and, to the extent legally required or customary to protect such Intellectual Property, all necessary and appropriate standards of quality control) under any Applicable Law.

Section 3.20 Insurance. Schedule 3.20 of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all material policies of liability, theft, fidelity, business interruption, life, fire, product liability, workmen’s compensation, health, errors or omissions, malpractice and other material forms of insurance held by the Company or any Company Subsidiary for the benefit of the Company or any Company Subsidiary (specifying the insurer, amount of coverage, type of insurance, policy number, and any material pending claims thereunder). With respect to such policies: (a) each such policy is in full force and effect; (b) all premiums due and payable have been timely paid; and (c) no written notice of cancellation or termination (or other written notice that such policy will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof) has been received; and (d) to the knowledge of the Company, there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice, the lapse of time or the occurrence of any other event or condition, would entitle any insurer to terminate or cancel any such policies. The Company and the Company Subsidiaries, as applicable, have complied in all material respects with the terms and provisions of such policies. There is no material claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies in writing, or to the knowledge of the Company, orally.

Section 3.21 Compliance with Environmental Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2005, (a) the Company and each Company Subsidiary have complied and are in compliance with all applicable Environmental Laws pertaining to any of the properties and assets of the Company or the Company Subsidiaries (including any real property now or previously owned by the Company or any Company Subsidiary) and the use and ownership, as applicable, thereof, and to the operation of the Business, (b) no violation by the Company or any Company Subsidiary is being alleged of any applicable Environmental Law relating to any of the properties and assets of the Company or any Company Subsidiaries (including any real property now or previously owned by the Company or any Company Subsidiary) or the use or ownership, as applicable, thereof, or to the operation of the Business, (c) there are no claims, Proceedings, investigations or actions by any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law, (d) to the knowledge of the Company, the properties currently owned or operated by the Company and the Company Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances, (e) to the knowledge of the Company, the properties formerly owned or operated by the Company or any of the Company Subsidiaries were not contaminated with Hazardous Substances in an amount or concentration that would give rise to an obligation by the Company or any of the Company Subsidiaries to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of the Company Subsidiaries, (f) neither the Company nor any of the Company Subsidiaries has received a written notice that it is subject to liability in respect of any Hazardous Substance in violation of any Environmental Law, (g) neither the Company nor any of the Company

Subsidiaries have disposed of, released or transported any Hazardous Substance except in compliance with Applicable Law, and (h) to the knowledge of the Company, there are no other material acts, activities, circumstances or conditions that have resulted in or would reasonably be expected to result in, the Company incurring a material liability or obligation pursuant to any applicable Environmental Law. Except to the extent relevant to Sections 3.4 (Authority; Validity of Agreement), 3.6 (No Conflicts) and 3.7 (SEC Filings; Financial Statements), this Section 3.21 is the sole and exclusive representation and warranty with respect to all matters related to Environmental Law or Hazardous Substances.

Section 3.22 Brokers and Finders. None of the Company, any Company Subsidiary or any of their respective officers, directors, managers, members or employees (or any Affiliate of the foregoing), has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fee or commission other than those of the Persons set forth on Schedule 3.22 of the Company Disclosure Letter, whose fees or commission shall be paid solely by the Company prior to the Closing or otherwise by the Sellers, in connection with this Agreement or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the applicable schedule of the Company Disclosure Letter (it being understood that any matter disclosed pursuant to any schedule, section or subsection of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on its face), each Seller, on behalf of such Seller and not on behalf of any other Seller, severally and not jointly or jointly and severally, represents and warrants to Buyer as follows:

Section 4.1 Title. Such Seller is the sole record and beneficial owner of the Shares, Company Warrants, and Company Phantom Shares set forth opposite such Seller’s name on Schedule 4.1 of the Company Disclosure Letter, and has good, valid and marketable title to such Shares, Company Warrants, and Company Phantom Shares, as applicable, free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Upon payment for such Seller’s Shares at the Closing, Buyer will acquire good and valid title to such Shares, free and clear of any Liens. Such Seller is not the subject of any bankruptcy, reorganization or similar Proceeding. Except for this Agreement, there are no outstanding Contracts between such Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of such Shares, and, except as contemplated by this Agreement, no such Seller has any right to receive or acquire any Equity Interest of the Company or any Company Subsidiary.

Section 4.2 Authority; Validity of Agreement. Such Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the applicable Transactions. The execution, delivery and performance by such Seller of this Agreement have been, and the consummation by such Seller of the

Transactions has been, duly and validly authorized and approved by all necessary action of such Seller, including any necessary approval or consent of its partners, members, stockholders or other equity owners. This Agreement has been duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or affecting enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.3 No Conflicts. The execution, delivery and performance of this Agreement by such Seller will not, and the consummation of the Transactions will not, conflict with, result in a violation or termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under (with or without notice or lapse of time, or both) (a) any material Applicable Law or (b) the Organizational Documents of any Seller (in the case of a Seller that is not a natural person), except for any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to materially prevent, impair or delay such Seller’s ability to promptly perform its obligations hereunder.

Section 4.4 Drag-Along. DRS Seller is entitled under the Stockholders Agreement to exercise the Drag Right.

Section 4.5 Power of Attorney. Such Seller has all requisite power and authority to execute and deliver the power of attorney conferred on the Sellers’ Representative pursuant to Section 11.7 (Sellers’ Representative). The execution of such power of attorney has been duly and validly authorized and approved by all necessary action of such Seller, including any necessary approval or consent of its partners, members, stockholders or other equity owners. The power of attorney has been duly and validly executed and delivered by such Seller, and constitutes a valid power of attorney, enforceable in accordance with its terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows.

Section 5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under its jurisdiction of organization.

Section 5.2 Authority; Validity of Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement have been, and the consummation by Buyer of the Transactions has been, duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Sellers and the Company) constitutes a valid and binding obligation of Buyer enforceable against each in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 5.3 Consents and Approvals. Except for the filing under the HSR Act, Buyer is not required to obtain the Consent of any Governmental Authority or other third party or to obtain any Permit in connection with the execution and delivery by Buyer of this Agreement or the performance of this Agreement by Buyer other than such Consents the failure of which to obtain, individually or in the aggregate, does not, and would not reasonably be expected to, materially impair or delay Buyer’s ability to promptly perform its obligations hereunder.

Section 5.4 No Conflicts. The execution, delivery and performance of this Agreement by Buyer will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Buyer pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of Buyer or (c) any Contract, Company Plan or other instrument binding upon Buyer, or to which the property of Buyer is subject, except for any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to materially impair or delay Buyer’s ability to promptly perform its obligations hereunder.

Section 5.5 Buyer Financing. Buyer has sufficient funds to enable it to pay the consideration required to be paid by Buyer pursuant to Article I (Sale and Purchase) and to consummate the other Transactions, including the consummation of the Debt Offers or the Discharge of the Notes, the Credit Agreement Termination and to enable it to pay any fees and expenses of, or payable by, Buyer hereunder and any other amounts required to be paid by Buyer hereunder, including the Section 6.10 Costs and Expenses.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) During the period from the date of this Agreement and continuing through the Closing, except as (i) as set forth in Schedule 6.1 of the Company Disclosure Letter, (ii) as required by Applicable Law, (iii) for actions taken at the written request of Buyer or (iv) as expressly provided or permitted by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld):

(i) the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to, (A) carry on the Business in the usual, regular and ordinary course consistent with past practices of the Company and the Company Subsidiaries, (B) maintain and preserve intact their business organization and business relationships (C) retain the services of their present employees, and (D) maintain their rights, franchises, goodwill and relations with their clients, customers, landlords, suppliers and others with whom they do business; and

(ii) the Company shall, and shall cause the Company Subsidiaries to, maintain its capital expenditure program and spending substantially in accordance with the capital expenditure budget set forth on Schedule 6.1(a)(ii) of the Company Disclosure Letter (the “Capex Budget”). From and after the date hereof through the Closing Date, the Company may, in its sole discretion, spend additional amounts with respect to capital expenditures as dictated by competitive conditions in the ordinary course.

(b) During the period from the date of this Agreement and continuing through the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, except (i) as set forth in Schedule 6.1 of the Company Disclosure Letter, (ii) as required by Applicable Law, (iii) for actions taken at the written request of Buyer or (iv) as provided or permitted by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld):

(i) amend or restate, or propose to amend or restate, any Organizational Document of the Company or any Company Subsidiary;

(ii) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any Equity Interest of the Company or any Company Subsidiary, except for dividends or distributions among wholly-owned Company Subsidiaries and the Company or to wholly-owned Company Subsidiaries, or make any other changes in the capital structure of the Company or any Company Subsidiary, or make any other distribution or payment on, or with respect to, an Equity Interest of the Company to any direct or indirect equityholder of the company, whether or not in such capacity, except pursuant to any Contract in effect as of the date hereof;

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any Equity Interest in the Company or any Company Subsidiary or (B) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any Equity Interests in the Company or any Company Subsidiary or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interest in, the Company or any Company Subsidiary, in each case, other than the issuance of Common Stock pursuant to the exercise of Company Options or the settlement of Company Phantom Shares that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof;

(iv) sell, transfer, assign, convey, lease, license, mortgage, pledge or otherwise subject to any Lien (other than Permitted Liens) any of its properties or assets, tangible or intangible, except for the sale of inventory or licensing of Intellectual Property in the ordinary course of business consistent with past practices;

(v) incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness except for borrowings under the Credit Agreements, Indebtedness between the Company and a wholly-owned Company Subsidiary or between any wholly-owned Company Subsidiaries or any such Indebtedness that can be repaid in less than ninety (90) days without cost or penalty and that will be included in the Closing Date Debt Obligation Amount, or amend the terms relating to any Indebtedness or cancel or waive any claims under any Indebtedness;

(vi) change any financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Applicable Law, or make any significant changes in any of its Internal Controls or in other factors that could significantly affect any of its Internal Controls;

(vii) hire or terminate the employment of any Key Employee or, except as required by Applicable Law or a Company Plan or in the ordinary course of business consistent with past practice, (A) with respect to any current or former officer, director, employee or consultant of the Company or any Company Subsidiary, make, promise or agree to make any increase in compensation or benefits (including any such increase pursuant to any bonus, pension, equity compensation, profit sharing or other plan or commitment); provided, however, for the avoidance of doubt, the Company and the Company Subsidiaries may pay bonuses disclosed in Schedule 3.17(k) of the Company Disclosure Letter in respect of fiscal year 2009 in accordance with the terms of the applicable Company Plan subject to the amount and timing of such bonuses being paid in the ordinary course of business consistent with past practice, (B) grant or agree to grant any severance or termination pay or enter into any Employment Agreement or Company Plan to make or grant any severance or termination pay or pay any bonus or pay any amounts under any Employment Agreement or Company Plan not otherwise due, (C) grant or agree to grant or accelerate the vesting of or agree to accelerate the vesting of any benefits or awards under any Employment Agreement or Company Plan (including any Equity Rights to acquire any Common Stock or other equity interests of the Company or any Company Subsidiary), (D) establish, renew, fail to renew, adopt, enter into, amend or terminate a Company Plan, or (E) provide any funding of any Employment Agreement or Company Plan, including any rabbi trust or similar arrangement;

(viii) except as required by Applicable Law, establish, renew, adopt, enter into, amend or terminate any Collective Bargaining Agreement;

(ix) terminate, modify or amend in any material respect, or waive or assign any material right under, any Material Contract, in each case, in a manner adverse to the Company, or enter into any Contract that if in existence as of the date of this Agreement would be a Material Contract;

(x) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions having an aggregate value in excess of $1,000,000, other than purchases of supplies or inventory in the ordinary course of business consistent with past practice, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xi) subject to the last sentence of Section 6.1(a)(ii) (Conduct of Business), make or incur any capital expenditure other than substantially in accordance with the Capex Budget;

(xii) make, change or revoke any Tax election, change any of its methods of reporting income or deductions for Tax purposes, settle or compromise any Tax liability or any Tax audit, dispute or other Proceeding, enter into a “closing agreement,” file an amended Tax Return or a claim for refund of Taxes of or with respect to the Company or any Company Subsidiary, in each case, except for any action that would not, individually or in the aggregate, have an adverse effect on Buyer or any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) that is material;

(xiii) (A) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), or consent to the same, other than compromises, settlements or agreements not in excess of $100,000 in the aggregate in each case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries or (B) waive any rights that are material to the Company and the Company Subsidiaries, taken as a whole or to the Business;

(xiv) conduct its cash management customs and practices and other working capital policies (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(xv) create or suffer any Lien (other than Permitted Liens in the ordinary course of business) on the Leased Real Property;

(xvi) other than in the ordinary course of business consistent with past practice and with notice to Buyer, amend, modify or grant any material waiver or consent under any existing Real Property Lease in a manner adverse to the Company;

(xvii) modify or amend any existing Real Property Lease so as to increase the rent thereunder, or modify or amend the term of any existing Real Property Lease; provided, that the foregoing shall not prohibit the Company or any Company Subsidiary from exercising a renewal option under any existing Real Property Lease in accordance with its terms and, to the extent not prohibited by Applicable Law, the Company shall consult with Buyer in advance of and with respect to all upcoming Real Property Lease renewals;

(xviii) other than in the ordinary course of business after, to the extent permitted by Applicable Law, prior consultation with Buyer, enter into any new Real Property Lease;

(xix) enter into any new line of business outside of the Business; or

(xx) enter into any Contract or letter of intent with respect to, or otherwise commit or agree, whether or not in writing, to do any of the foregoing.

Section 6.2 Information Prior to Closing.

(a) Subject to Applicable Law and the Confidentiality Agreement, between the date hereof and the Closing Date, the Company shall, and the Company shall cause the Company Subsidiaries to, use reasonable best efforts to make their management and other employees reasonably available to Buyer and its representatives during normal business hours and upon reasonable advance notice and provide Buyer and its accountants, employees, attorneys and other representatives reasonable access during normal business hours and upon reasonable advance notice to, and permit such Persons to review, their respective properties, books, Contracts, accounts and records, and shall provide such other information to Buyer and its representatives as they may reasonably request. Subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to Buyer a copy of each material report, notice, schedule, registration statement and other material document filed with or received by a Governmental Authority. Any investigation pursuant to this Section 6.2 (Information Prior to Closing) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 6.2 (Information Prior to Closing) shall affect or be deemed to modify any representation or warranty made by the Company or the Sellers hereunder. Nothing contained in this Section 6.2 (Information Prior to Closing) shall, prior to the Closing, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney client or similar privilege or trade secret protection held by the Company or any Company Subsidiary; provided, however, that the Company shall use reasonable best efforts to accommodate any request from Buyer for access or information pursuant to this Section 6.2 (Information Prior to Closing) in a manner that does not result in such a waiver.

(b) Between the date hereof and the Closing Date, within fifteen (15) Business Days after the end of each calendar month or as soon as reasonably practicable thereafter, the Company shall provide, in accordance with Applicable Law, on a monthly basis historical monthly unaudited financial statements of the Company and the Company Subsidiaries, including statements of operations and balance sheets.

Section 6.3 Notification of Certain Matters. The Company shall give prompt written notice to Buyer if, to the Company’s knowledge, any of the following occurs after the date hereof, and Buyer shall give prompt written notice to the Sellers’ Representative if, to Buyer’s knowledge, any of the following set forth in Section 6.3(ii)(A), 6.3(ii)(B) or 6.3(iii) (Notification of Certain Matters) occurs after the date hereof: (i) any notice of a default that would reasonably be expected to result in the loss of a material right under any Material

Contract or (ii) the occurrence or existence of any fact, circumstance or event that, individually or in the aggregate, would reasonably be expected to result in (A) any representation or warranty made by Buyer, the Company or any Seller in this Agreement or in any Schedule, Exhibit or certificate delivered in connection herewith, to be untrue or inaccurate in a manner that would cause the conditions set forth in Section 7.2(a), Section 7.2(b) (Additional Conditions to Buyer’s Obligations) or Section 7.3(a) (Additional Conditions to the Company’s and the Sellers’ Obligations) not to be satisfied at the Closing or (B) the failure of any condition precedent to any party’s obligations; and (iii) to the extent permitted by Applicable Law, any notice or other communication from any Governmental Authority in connection with the Transactions or otherwise materially adverse to the Company and the Company Subsidiaries, taken as a whole. No such notice or update shall affect the representations, warranties, covenants, agreements or conditions of the parties hereunder or their liability therefor, or prevent any party from relying on such representations, warranties, covenants, agreements or conditions contained herein or making any claims thereunder.

Section 6.4 No Solicitation, etc. During the period commencing from the date hereof continuing through the Closing, (a) the Company and the Sellers shall not, and shall cause their respective Affiliates and all of the officers, directors, managers, stockholders, members, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of the Company, the Sellers or any Affiliate not to, directly or indirectly, knowingly encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and representatives), concerning any acquisition by such Person of any Equity Interest, Equity Rights, capital stock or other securities of the Company or any Company Subsidiary or any issuance of Equity Interests, capital stock or other securities of the Company or any Company Subsidiary or any merger, asset sale, recapitalization or similar transaction involving the Company or any Company Subsidiary and (b) the Company or the Sellers’ Representative will notify Buyer as soon as reasonably practicable if any Person makes any proposal, offer, inquiry to, or contact with, any Seller (or any of their respective Control Persons), the Company or any Company Subsidiary, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

Section 6.5 Confidentiality and Announcements.

(a) The press release announcing the execution of this Agreement and the Transactions shall be issued in such form as shall be mutually agreed upon by Buyer and the Sellers’ Representative.

(b) Following the Closing, the Sellers shall keep confidential, and use reasonable best efforts to cause their respective Affiliates and officers, directors, managers, stockholders, members, employees and advisors to keep confidential, all confidential information relating to the Company, the Company Subsidiaries, the Business and Buyer, except as required by Applicable Law or administrative process and except for information that is known to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 6.5 (Confidentiality and Announcements). Buyer acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of a confidentiality agreement between Buyer and the Company, dated July 27, 2009 (the “Confidentiality Agreement”).

(c) None of the parties to this Agreement shall, and each party to this Agreement shall use reasonable best efforts to cause their respective Affiliates or agents (including accountants, lenders, counsel or investment bankers) not to, issue any press releases, otherwise make any public statements with respect to the Transactions or otherwise disclose any of the contents of this Agreement, except, (i) with respect to any proposed disclosure by any Seller or the Company or any Company Subsidiary prior to the Closing, with Buyer’s consent, and with respect to any disclosure by Buyer prior to the Closing or Buyer or the Company or any Company Subsidiary after the Closing, the consent of the Sellers’ Representative or (ii) as may be determined in good faith by a party to be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as such party consults, to the extent practicable, the other parties prior to issuing such press release or making such public disclosure.

Section 6.6 Other Actions; Filings.

(a) The parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable including: (i) preparing, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the Transactions; (ii) prosecuting such filings and other presentations with diligence; (iii) opposing any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement; and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions; provided, that Buyer shall be relieved of its obligation to defend any lawsuits or other legal proceedings pursuant to this clause (iv) if upon written request by Buyer to the Sellers, the Sellers’ Representative reasonably determines that such lawsuit or proceeding could not reasonably be expected to be finally concluded, adjudicated, settled, otherwise resolved or otherwise improve the likelihood of the consummation of the Transactions in any material respect by November 17, 2010, and the Sellers’ Representative shall have provided its prior written consent (such consent not to be unreasonably withheld). The parties hereto shall use reasonable best efforts to facilitate obtaining any final order or orders approving the Transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the Transactions. The parties hereto shall use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and shall promptly cooperate with and furnish information in connection with any such requirements imposed upon Buyer or any of its Subsidiaries in connection with this Agreement and the Transactions. Subject to Section 6.6(d) (Other Actions; Filings), Buyer shall use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the Transactions as soon as reasonably practicable.

(b) The parties hereto shall each advise the other parties promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the Transactions. No party shall initiate any unscheduled, material substantive conversation or meeting (in person or telephonic) or independently participate in any scheduled, material substantive conversation or meeting (in person or telephonic), in each case, with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority with respect to the Transactions without giving the other party prior notice of such conversation or meeting. If any such party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transactions, then such party will make, or cause to be made, as soon as reasonably practicable and after consultation with the other party in advance, an appropriate response in compliance with such request. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6 (Other Actions; Filings), each party agrees to cooperate and use reasonable best efforts to assist in any defense by any other party hereto of the Transactions before any Governmental Authority reviewing the Transactions, including by providing (as promptly as practicable) such information as may be requested by such Governmental Authority or such assistance as may be reasonably requested by the other party hereto in such defense. In furtherance and not in limitation of the foregoing, to the extent practicable, each party shall, subject to Applicable Law, (i) reasonably consult and cooperate with respect to any proposed substantive written communication to any Governmental Authority in connection with the Transactions, and (ii) provide outside counsel for the other party with copies of filings made by such party (subject to reasonable redactions), and all substantive correspondence (subject to reasonable redactions) between such party (and its advisors) with any Governmental Authority and any information received from such a Governmental Authority in connection with the Transactions.

(c) In furtherance and not in limitation of Section 6.6(a) (Other Actions; Filings), the parties hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable (and in any event within ten (10) Business Days after the date hereof unless otherwise mutually agreed by the parties) and thereafter make any other required submissions with respect to the Transactions under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(d) Without limiting the foregoing, in order to consummate the Transactions, Buyer shall use reasonable best efforts to (i) secure the expiration or termination of any applicable waiting period under the HSR Act and (ii) resolve any objections asserted with respect to the Transactions under any antitrust Applicable Law or the Federal Trade Commission Act, raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Transactions including, subject to the last sentence of this Section 6.6(d) (Other Actions; Filings), proposing, negotiating, committing to or entering into one or more settlements, undertakings, conditions, consent decrees, stipulations and other agreements with or to one or more Governmental Authorities (each, a “Settlement”) in connection with the Transactions, including one or more Settlements that require Buyer or, to the extent requested by Buyer, the Company, to restructure the operations of, and sell or otherwise divest or dispose of its or its respective Subsidiaries’ assets, or otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Buyer, the Company or their respective Subsidiaries’ freedom of action with respect to their respective businesses, product lines or assets and the Company shall use reasonable best efforts to assist Buyer in effectuating the foregoing. The parties hereto shall use reasonable best efforts to respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions. Notwithstanding anything to the contrary in this Agreement, (i) Buyer shall not be required to (and the Company shall not) become subject to, or consent or agree to or otherwise take any action with respect to, any Settlement to sell, to divest, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Company, Buyer, or any of their Subsidiaries if such actions would be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect; provided, that any requirement to sell, to divest, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Company, Buyer or any of their respective Subsidiaries, or any combination thereof, shall be deemed to result in a Company Material Adverse Effect for purposes of this Section 6.6(d) (Other Actions; Filings) if such action with respect to a comparable amount of assets or businesses of the Company and the Company Subsidiaries would be reasonably likely, in the aggregate, to have a Company Material Adverse Effect and (ii) the Company shall not be required to take any action, agree to take any action or consent to the taking of action in connection with a Settlement unless the taking of the action is conditioned upon consummation of the Transactions.

Section 6.7 Employee Matters.

(a) For a period of twelve (12) months from and after the Closing Date, Buyer shall, or shall cause the Company and the Company Subsidiaries to, provide employees of the Company and the Company Subsidiaries who, at the Closing Date, are not covered by a collective bargaining agreement (the “Covered Employees”), as applicable, and the dependents of such employees, while such Covered Employees remain so employed, with cash compensation and employee benefits that are no less favorable, in the aggregate, than either (at the election of Buyer) (i) the cash compensation and employee benefits (excluding, for this purpose, defined benefit pension benefits, retiree medical and equity-based compensation) provided by the Company or the Company Subsidiaries immediately prior to the Closing Date, or (ii) the cash compensation and employee benefits (excluding, for this purpose, defined benefit pension benefits, retiree medical or other post-retirement welfare benefits and benefits under any frozen Employee Benefit Plan) provided to similarly-situated employees of Buyer and its Subsidiaries under Buyer’s Employee Benefit Plans (“Buyer Employee Plans”); provided, that the foregoing shall not apply with respect to Covered Employees who have entered into individual agreements with Buyer regarding their cash compensation and employee benefits.

(b) With respect to any Buyer Employee Plan in which a Covered Employee may participate, or may become eligible to participate, Buyer shall (i) provide or cause to be provided to each Covered Employee service credit to the extent such service would be recognized if it had been performed as an employee of Buyer or its Subsidiaries for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan, any retiree medical or other post-retirement welfare plan, benefits under any frozen Employee Benefit Plan or as would otherwise result in a duplication of benefits) for all periods of employment with the Company or any Company Subsidiaries (or their predecessor entities) prior to the Closing Date; (ii) cause any pre-existing conditions or limitations, eligibility, waiting periods or required physical examinations under any Buyer Employee Plan which is a welfare plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding Company Plan in which the applicable Covered Employees participated immediately prior to the Closing Date and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability; and (iii) use reasonable best efforts to give the Covered Employees and their eligible dependents credit for the plan year in which the Closing Date occurs towards applicable co-payments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date. For the avoidance of doubt, no Covered Employee shall be retroactively eligible for any Buyer Employee Plan, including any such Buyer Employee Plan that was frozen prior to the Closing Date.

(c) Solely to the extent directed by Buyer at least forty-five (45) days prior to the Closing Date, effective as of immediately prior to the Closing Date (the “DC Termination Date”), Company shall, or shall cause a Company Subsidiary, to (i) terminate any Qualified Plan that is a defined contribution plan, as defined under Section 3(34) of ERISA (each a “Company DC Plan”); (ii) contribute to each such Company DC Plan on or as soon as practicable following the DC Termination Date all contributions required to be made for periods prior to the DC Termination Date on behalf of participants in each such Company DC Plan; (iii) cause the account balances of all participants in each Company DC Plan to be fully vested as of the DC Termination Date to the extent required by ERISA and the Code; and (iv) take any actions necessary to ensure that the account balances of participants in each Company DC Plan are distributable from the Company DC Plan on or as administratively practicable after the DC Termination Date. If the Company has terminated a Company DC Plan as provided in this Section 6.7(c) (Employee Matters), Buyer shall cause each Covered Employee who was a participant in such Company DC Plan and who has an account balance under the Company DC Plan to be permitted to roll over his or her “eligible rollover distribution,” as defined under Section 402(c)(4) of the Code, in the form of cash from the applicable Company DC Plan to a Buyer Qualified Plan that is a defined contribution plan within the meaning of Section 3(34) of ERISA (a “Buyer DC Plan”) subject to and provided that, Buyer or the proper fiduciaries of the applicable Buyer DC Plan become reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code and ERISA, that the applicable Company DC Plan meets the requirements for qualification under Section 401(a) of the Code and the requirements of the Buyer Employee Plan.

(d) Sellers shall retain all obligations and liabilities arising under, or with respect to, any arrangement described in Schedule 6.1(b)(vii)(2) (the “Seller Retention Arrangements”), whether entered into prior to or after the date hereof, and none of Buyer, any Affiliate of Buyer, the Company and any Company Subsidiary shall have any obligation or liability with respect to any of the Seller Retention Arrangements.

(e) Nothing in this Section 6.7 (Employee Matters) shall prohibit Buyer from amending, modifying or terminating any Company Plan or Buyer Employee Plan pursuant to,

and in accordance with, the terms thereof and nothing contained herein shall be construed as requiring, and the Company and the Company Subsidiaries shall take no action that would have the effect of requiring, Buyer, the Company or the Company Subsidiaries to continue any specific Employee Benefit Plan, or to continue the employment of any specific person. The provisions of this Section 6.7 (Employee Matters) are for the sole benefit of the parties hereto and nothing herein, expressed or implied, is intended or shall be construed to (A) constitute an amendment of any Company Plan or any Buyer Employee Plan (or an undertaking to amend any such plan) or of any Employment Agreement, Employee Benefit Plan or other compensation and benefits plans maintained for or provided to Covered Employees prior to or following the Closing Date or (B) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company and the Company Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.7 (Employee Matters) or otherwise) under or by reason of any provision of this Agreement. For the avoidance of doubt, this Section 6.7(e) (Employee Matters) is not intended and shall not be construed to supersede the Buyer’s obligations pursuant to the other paragraphs of this Section 6.7 (Employee Matters).

(f) The parties agree that Buyer intends to enter into certain individual retention arrangements (the “New Retention Arrangements”) with or for certain employees of the Company or a Company Subsidiary who, as a condition of entering into the New Retention Arrangement, shall waive Section 280G Payments payable to such employee, including any compensation under a New Retention Arrangement, if: (i) such employee is a “disqualified individual” (within the meaning of Code Section 280G(c) and the regulations thereunder) with respect to the Company and (ii) the requisite stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained in accordance with Section 6.11 (280G Consent). Following the date of this Agreement, the DRS Sellers and the Company shall allow Buyer reasonable access during normal business hours upon reasonable advance notice to meet with and interview employees of the Company and the Company Subsidiaries in a manner that would not interrupt the normal operations of the Business, whom Buyer has identified as potential offerees of New Retention Arrangements.

Section 6.8 Expenses. Except as otherwise expressly provided in this Agreement, Buyer shall bear its own direct and indirect Transaction Expenses, and the Sellers shall bear its and the Company’s direct and indirect Transaction Expenses, including attorney’s and other professional fees of the Sellers and the Company. For the avoidance of doubt, except to the extent provided in Section 6.10(i) (Treatment of Certain Indebtedness), following the Closing, neither the Company nor any Company Subsidiary shall be responsible for any expenses of the Sellers in connection with the negotiation and execution of this Agreement and in furtherance of the consummation of the Transactions.

Section 6.9 Further Assurances.

(a) Each party to this Agreement agrees to execute such documents and other papers and use reasonable best efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and to consummate the Transactions. Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement and the Transactions. No document executed pursuant to this Section 6.9(a) (Further Assurances) shall expand or limit the rights and obligations of the Sellers or Buyer beyond those provided in this Agreement or provide for any additional rights or obligations of the Sellers or Buyer that are not provided for in this Agreement. In the event of any conflict between the terms of any such documents and this Agreement, the terms of this Agreement shall control.

(b) Except as expressly contemplated by this Agreement, from the date hereof through the Closing, Buyer shall not, and shall cause its Subsidiaries not to, directly or indirectly, make (or enter into any Contract or letter of intent with respect to, or otherwise commit or agree, whether or not in writing, to make) any acquisition of or investment in any retail drug stores in any county in which the Company or any Company Subsidiary operates a store (the “NYMSA”) where such acquisition or investment would reasonably be expected, individually or in the aggregate), to delay or impair in any material respect the consummation of the Transactions.

(c) Each party to this Agreement agrees to cooperate and use reasonable best efforts to obtain any other Consents and approvals that may be required in connection with the Transactions (including, for the avoidance of doubt, any Consents or approvals set forth in Schedule 3.5 of the Company Disclosure Letter); provided, however, that the Company and the Company Subsidiaries shall not be required to compensate any third party (other than in de minimis amounts), commence or participate in litigation or offer or grant any accommodation (financial or otherwise) (other than de minimis accommodations) to any third party to obtain any such Consent or approval.

Section 6.10 Treatment of Certain Indebtedness.

(a) The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to commence, as soon as reasonably practicable after the receipt of a written request from Buyer to do so, one or more offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of any series of notes identified in Schedule 6.10 of the Company Disclosure Letter (collectively, the “Notes”) on the terms and conditions specified by Buyer (collectively, the “Debt Offers”); provided, that the Company shall not be required to commence any Debt Offer until Buyer shall have provided the Company with the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Offer (collectively, the “Debt Offer Documents”); provided, further, that Buyer will consult with the Company regarding the timing and commencement of the Debt Offers and any early tender or early consent deadlines for the Debt Offers in light of the regular financial reporting schedule of the Company and the requirements of Applicable Law. Buyer shall consult with the Company and afford the Company a reasonable opportunity to review the material terms and conditions of the Debt Offers. The terms and conditions specified by Buyer for the Debt Offers shall be only such terms and such conditions as are customarily included in offers to purchase debt securities similar to the Notes and otherwise in compliance with Applicable Law. The closing of the Debt Offers shall be expressly conditioned on the Closing and shall be conducted in compliance with Applicable Law, including SEC rules and regulations. None of the Notes shall be required to be purchased, whether or not such repurchase is at the option of the Company or at the request of Buyer, prior to the Closing Date. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to cause their respective representatives to provide cooperation and assistance reasonably requested by the Buyer in connection with the Debt Offers. In addition, the Company shall, and shall cause the Company Subsidiaries to, provide to Buyer such cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with any other approach (an “Other Debt Transaction”) chosen by Buyer to the repayment, repurchase, redemption, amendment or other treatment of any of the Company’s Indebtedness in connection with the Transactions; provided, that such cooperation does not unreasonably interfere with the operations of the Company and the Company Subsidiaries. To the extent reasonably practicable, Buyer shall cause its counsel to furnish any legal opinions required in connection with the Debt Offers and no opinions of the Company shall be required prior to the Closing in connection herewith.

(b) Following the commencement of the Debt Offers, the Company shall not, and shall cause the Company Subsidiaries not to, make any change to the terms and conditions of the Debt Offers or related consent solicitation, unless such change is previously approved by Buyer in writing (such approval not to be unreasonably withheld) or required by Applicable Law.

(c) Subject to Section 6.10(a) (Treatment of Certain Indebtedness), the Company shall, and shall cause the Company Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Closing shall have occurred and that there shall be no Law, injunction or other legal restraint prohibiting consummation of the Debt Offers) as may be reasonably requested by Buyer and shall not, without the written consent of Buyer, waive any condition to the Debt Offers other than as agreed in writing between Buyer and the Company.

(d) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and the applicable Company Subsidiaries, as is necessary, shall use reasonable best efforts to (and shall use reasonable best efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Notes for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the Debt Offer Documents and shall become operative only concurrently with the consummation of the Debt Offers. The Company shall, upon receipt of a written request from Buyer and on the date specified in such written request (which date shall not be earlier than the Closing Date), accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers provided by or at the direction of Buyer, so long as Buyer shall have complied with its obligations under the next succeeding sentence. Buyer hereby covenants and agrees to provide (or cause to be provided) immediately available funds to the Company for the full payment on the date specified in the written request described in the preceding sentence of all Notes properly tendered and not properly withdrawn to the extent required pursuant to the terms of the Debt Offers.

(e) Buyer shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Debt Offer Documents. Buyer and the Company shall, and the Company shall cause the respective Company Subsidiaries to, reasonably cooperate with each other in the preparation of the Debt Offer Documents (including all amendments and supplements proposed by Buyer). The Debt Offer Documents (including all amendments or supplements thereto) and all other communications with the holders of the Notes in connection with the Debt Offers (including, without limitation, any materials provided or filed pursuant to the next succeeding sentence) shall be subject to prior review of, and comment by, Buyer and the Company and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offers, any information should be discovered by the Company or Buyer that either the Company or Buyer reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by the Buyer describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Notes (which supplement or amendment and dissemination may, at the reasonable direction of Buyer, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.10 (Treatment of Certain Indebtedness), the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Company Subsidiaries to, comply with the requirements of Rule 14e-l under the Exchange Act, to the extent applicable, and any other Applicable Laws to the extent such Laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach of this Section 6.10 (Treatment of Certain Indebtedness).

(f) In connection with the Debt Offers, Buyer may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith, and the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, enter into customary agreements with such parties so selected. The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to cooperate with such parties so selected.

(g) Subject to the compliance by Buyer with its obligations under the last sentence of this Section 6.10(g) (Treatment of Certain Indebtedness), if requested by Buyer in writing, in lieu of or in addition to commencing or consummating a Debt Offer for any series of Notes, the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, to the extent permitted by such series of Notes and the applicable indenture, (i) substantially simultaneously with the Closing, issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable indenture and (ii) take any other actions reasonably requested by Buyer to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the applicable indenture and the other provisions of such indenture applicable thereto. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. Subject to the compliance by Buyer with its obligations under the last sentence of this Section 6.10(g) (Treatment of Certain Indebtedness), the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, cause their respective representatives to, provide all cooperation reasonably requested by Buyer in connection with the Discharge of any Series of Notes identified to the Company by Buyer in writing at any time. Concurrently with the Closing, Buyer shall, or shall cause to be, deposited with the trustee under the applicable indenture sufficient funds to effect (in compliance with the provisions of such applicable indenture) any such Discharge pursuant to this Section 6.10(g) (Treatment of Certain Indebtedness).

(h) The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Company Subsidiaries, as applicable, to deliver all notices and take all other actions required to facilitate the termination of commitments under that certain Credit Agreement, dated as of July 21, 2003 (as amended, the “Credit Agreement”), by and between the Company, certain Company Subsidiaries, the lenders party thereto, Fleet National Bank, as administrative agent and the other parties thereto, the repayment in full (or in the case of letters of credit, cash collateralization) of all obligations then outstanding thereunder (using funds provided by or at the direction of Buyer) and the release of all Liens in connection therewith on the Closing Date (such termination, repayment and release, the “Credit Agreement Termination”); provided, that in no event shall this Section 6.10(h) (Other Actions; Filings) require the Company or any Company Subsidiary to cause such Credit Agreement Termination unless the Closing shall have occurred and Buyer shall have complied with its obligations under this Section 6.10(h). Concurrently with the Closing, Buyer shall pay to the administrative agent under the Credit Agreement all amounts required pursuant to the terms of the Credit Agreement and specified in the applicable Payoff Letter to effect the Credit Agreement Termination.

(i) Buyer shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Buyer further agrees to reimburse the Company and the Company Subsidiaries for all of their reasonable and documented out-of-pocket costs, fees and expenses in connection with the Debt Offers, the Discharge of any Series of Notes, the Credit Agreement Termination and any Other Debt Transaction promptly following the incurrence thereof (collectively, the “Section 6.10 Costs and Expenses”). Prior to and from and after the Closing, Buyer shall indemnify and hold harmless the Sellers, the Company, the Company Subsidiaries and their respective successors, stockholders, employees, officers, partners, members, trustees, directors, managers, agents and representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Offers or any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith), unless such Losses arose as a result of the negligence or willful misconduct of such person.

Section 6.11 280G Consent. As soon as reasonably practicable after the execution of this Agreement, DRS Seller shall cause the Company, and the Company shall (a) submit to stockholders of the Company for approval, in a manner and form that is intended to comply with the stockholder approval procedures set forth in Section 280G(b)(5)(B) of the Code and the regulations thereunder (the “280G Shareholder Approval Procedures”) and that has been provided to Buyer at least fifteen (15) days in advance for prior Buyer’s review and comment (DRS Sellers and the Company shall consider any of Buyer’s requested changes or comments in good faith and not unreasonably omit), any payments and/or benefits that may separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Section 280G Payments”), including any compensation that may be paid or payable under a New Retention Arrangement; and (b) use reasonable best efforts (which shall not require payment of additional consideration from DRS Seller or the Company) to obtain from each employee of the Company who is a “disqualified individual” (within the meaning of Code Section 280G(c) and the regulations thereunder) a written waiver, in a form reasonably satisfactory to the DRS Sellers, the Company and Buyer, that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no Section 280G Payment shall be payable to or retained by such disqualified individual if reasonably determined by the DRS Sellers, Company and Buyer to be required to enable such stockholder approval to be valid for purposes of complying with the 280G Shareholder Approval Procedures. Buyer shall provide the DRS Sellers and the Company with sufficient information regarding each New Retention Arrangement to enable the DRS Sellers and the Company to obtain stockholder approval of any compensation payable under each such New Retention Arrangement in accordance with the 280G Shareholder Approval Procedures.

Section 6.12 Non-Competition; Non-Solicitation.

(a) Subject to subsection (b) of this Section 6.12 (Non-Competition; Non-Solicitation), each Seller agrees that, during the Non-Compete Period, such Seller shall not, and shall cause the Guarantors, their Affiliated management companies and their respective controlled Affiliates (“Covered Affiliates”), not to, directly or indirectly, conduct, own, manage, have Control of or participate or invest in (other than investments or participations in debt or other non-equity securities or securities convertible into or exercisable for equity securities), by itself or in combination with other Persons, a Subject Business.

(b) Notwithstanding subsection (a) of this Section 6.12 (Non-Competition; Non-Solicitation):

(i) the Sellers and their respective Covered Affiliates may acquire and hold, as a passive investment, securities listed on a stock exchange or automated quotation system of any Person to the extent that such investment does not directly or indirectly confer upon the Sellers or any of their respective Covered Affiliates more than five percent (5%) of the voting power with respect to, or interests in the profits of, such Person; and

(ii) the Sellers and their respective Covered Affiliates may acquire and hold, as a passive investment, securities of any Person that derives less than ten percent (10%) of its total annual revenues (measured in its most recent fiscal year from the date of such acquisition) from activities covered by the Subject Business.

(c) Each Seller agrees that, during the Non-Solicit Period, such Seller shall not, and shall cause its Covered Affiliates not to, directly or indirectly solicit or hire any Person in any capacity (whether or not for compensation) who at any time during the then-preceding six (6)-month period was an employee of the Company or a Company Subsidiary; provided, that notwithstanding anything to the contrary contained herein, this Section 6.12(c) (Non-Competition; Non-Solicitation) shall not prohibit or restrict any Seller or its Covered Affiliates from making general advertisements or other general solicitations of employment not specifically directed at the officers, employees or consultants of the Company or Company Subsidiary or hiring any Person in response thereto.

(d) Each Seller acknowledges and agrees that the restrictive covenants and other agreements contained in this Section 6.12 (Non-Competition; Non-Solicitation) are an essential part of this Agreement and the Transactions and constitute a material inducement to Buyer’s entering into and performing their respective obligations under this Agreement. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law. Each Seller acknowledges, stipulates and agrees that a breach or non-compliance of any of its obligations under this Section 6.12 (Non-Competition; Non-Solicitation) will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law, and therefore agree that Buyer shall be entitled to seek specific enforcement of the terms hereof and any other equitable remedy to which Buyer may be entitled, including injunctive relief. In the event of a breach or threatened breach of this Section 6.12 (Non-Competition; Non-Solicitation), Buyer, and its respective successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.12 (Non-Competition; Non-Solicitation) without posting a bond or other security.

(e) This Section 6.12 (Non-Competition; Non-Solicitation) shall not apply to any Seller who is an employee of the Company.

Section 6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer and the Company shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of the Company or any of the Company Subsidiaries and the fiduciaries of any Company Plans (the “D&O Indemnified Parties”) as provided in the Organizational Documents of the Company, in the comparable organizational document of any of the Company Subsidiaries, in agreements between an Indemnified Party and the Company or one of the Company Subsidiaries or otherwise in effect on the date of this Agreement, in each case, which are made available in the Dataroom prior to the date hereof, to survive the Closing and to continue in full force and effect for a period of not less than six (6) years thereafter or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement.

(b) Buyer and the Company shall, jointly and severally, indemnify all D&O Indemnified Parties to the fullest extent permitted by Applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company or the Company Subsidiaries or fiduciaries of the Company Plans, whether asserted or claimed at or after or occurring before the Closing. If any Indemnified Party is or becomes involved in any Proceeding in connection with any matter subject to indemnification hereunder, Buyer and the Company shall, jointly and severally, advance as incurred any Losses out of or incurred in connection with such Proceeding, subject to Buyer’s or the Company’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the Delaware General Corporation Law, to repay such Losses if it is ultimately determined under Applicable Law that such Indemnified Party is not entitled to be indemnified.

(c) Buyer and the Company shall, jointly and severally, maintain in effect for at least six (6) years after the Closing the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the Transactions) provided, that Buyer and the Company shall not be required to pay an annual premium in excess of two hundred percent (200%) of the last annual premium paid by the Company for such insurance before the date of this Agreement (such two hundred percent (200%) amount being the “Maximum Premium”). If Buyer or the Company are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Buyer and the Company shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. For the avoidance of doubt, Buyer and the Company may satisfy their foregoing obligations under this Section 6.13 (Directors’ and Officers’ Indemnification and Insurance) by including the coverage required by the foregoing sentence in Buyer’s group insurance policies. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 6.13 (Directors’ and Officers’ Indemnification and Insurance), before the Closing, the Company may, with the prior approval of Buyer, purchase a six (6)-year “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 6.13 (Directors’ and Officers’ Indemnification and Insurance). If such “tail” policies have been obtained by the Company prior to the Closing, the Company shall, and Buyer shall cause the Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

(d) The covenants contained in this Section 6.13 (Directors’ and Officers’ Indemnification and Insurance), are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives (each of whom is an intended third-party beneficiary of this Agreement) and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Applicable Law, Contract or otherwise.

(e) In the event that Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.13 (Directors’ and Officers’ Indemnification and Insurance).

Section 6.14 Real Estate Matters. From and after the date of this Agreement, the Company shall use reasonable best efforts to obtain Consents (“Landlord Consent”) under all Real Property Leases listed on Schedule 3.5 of the Company Disclosure Letter and Buyer shall reasonably cooperate with all such efforts. The Landlord Consent shall be in form and substance reasonably satisfactory to Buyer and the Company; provided, however, that the Company and the Company Subsidiaries shall not be required to compensate any third party (other than in de minimis amounts), commence or participate in litigation or offer or grant any accommodation (financial or otherwise) (other than de minimis accommodations) to any third party to obtain any such Landlord Consent.

Section 6.15 Indemnification and Cooperation Agreement. On or prior to the Closing, each of the Company, the Company Subsidiaries and the Sellers’ Representative shall execute and deliver the Indemnification and Cooperation Agreement.

Section 6.16 Certain Insurance Proceeds. If the matters identified on Schedule 6.16 of the Company Disclosure Letter shall not have been settled or otherwise finally resolved prior to the Closing, then Buyer agrees that at the Closing, the Company and the Company Subsidiaries shall take such actions as are necessary or appropriate such that, from and after the Closing, the Sellers’ Representative will be the sole beneficiary of any proceeds of such matters, and, so long as the Sellers’ Representative pays for all costs of continuing any Proceedings related to such matters, the Company and the Company Subsidiaries will pursue it, using counsel selected by the Sellers’ Representative. In furtherance of the foregoing, the Company and the Company Subsidiaries shall not, directly or indirectly, assign, transfer, limit, abrogate or otherwise modify any rights related to such matters and any insurance policy providing coverage in respect thereof. In addition, to the extent assignable with the acknowledgement of any applicable insurance company (unless the Sellers’ Representative waives such acknowledgement), at the Sellers’ Representative request, the Company and Company Subsidiaries shall assign to the Sellers’ Representative any and all right, title and interest in such matters and such insurance policies.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions. The obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by the Sellers’ Representative and Buyer:

(a) No Legal Prohibition, Etc. No order, injunction, judgment or decree issued by any court or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits or makes illegal consummation of the Transactions.

(b) HSR Act Notification. The waiting period under the HSR Act shall have expired or otherwise been terminated.

(c) Indemnification and Cooperation Agreement. The Company, the Sellers’ Representative, Buyer and the Company Subsidiaries shall have each duly executed the Indemnification and Cooperation Agreement.

Section 7.2 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Buyer:

(a) Truth of Company Representations and Warranties. Each of the (i) representations and warranties of the Company set forth in Sections 3.2 (Capital Structure), 3.4 (Authority; Validity of Agreement), and 3.22 (Brokers and Finders) of this Agreement shall be true and correct in all respects (other than with respect to Section 3.2 (Capital Structure), to the extent the failure of the representations and warranties set forth therein to be so true and accurate would result in no more than a de minimis Loss to Buyer or that is indemnified pursuant to Article VIII (Indemnification)) and (ii) the remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) (in each case read for purposes of this Section 7.2(a) (Additional Conditions to Buyer’s Obligations) without any materiality or Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects, in each case on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date), except, in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b) Truth of the Sellers’ Representation and Warranties. Subject to Section 2.2(e) (Deliveries at Closing), each of the representations and warranties of the Sellers set forth in Sections 4.1 (Title), 4.2 (Authority; Validity of Agreement), 4.3 (No Conflicts), 4.4 (Drag-Along) and 4.5 (Power of Attorney) of this Agreement shall be true and correct in all respects, on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date).

(c) Performance of Agreements. Subject to Section 2.2(e) (Deliveries at Closing), each of the Company and each Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by it at or prior to the Closing.

(d) Officer’s Certificate. The Company shall have delivered to Buyer a certificate as to the matters contained in paragraphs (a) and (c) of this Section 7.2 (Additional Conditions to Buyer’s Obligations), dated as of the Closing Date, signed by an executive officer of the Company, and the Sellers’ Representative shall have delivered to Buyer a certificate on behalf of all the Sellers as to the matters contained in paragraphs (b) and (c) of this Section 7.2 (Additional Conditions to Buyer’s Obligations), signed by an executive officer of each such Person (or, if an individual, by such Person).

(e) Limited Guaranty. The Sellers shall have caused to be delivered to Buyer the duly executed Limited Guaranty and such Limited Guaranty shall be in full force and effect.

(f) Absence of Material Adverse Change. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(g) Debt Matters. The Credit Agreement Termination shall have been obtained.

(h) Payoff Letters and Termination Statements. (i) No later than two (2) Business Days prior to the Closing Date, the Company shall have, or shall have caused the Company Subsidiaries to have, furnished to Buyer customary payoff letters (each, a “Payoff Letter”) in form and substance reasonably satisfactory to Buyer from all financial institutions and other Persons to which any Indebtedness of the Company or any of the Company Subsidiaries is outstanding, except for such Indebtedness as to which Buyer waives such requirement, which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”) and (y) state that all Liens in connection therewith relating to the assets, the Business, the Company or any Company Subsidiary shall be, upon the payment of the Payoff Amount on the Closing Date released by all lenders; and (ii) subject to the receipt by the Company from Buyer of the required funds, at or prior to the Closing, the indebtedness of the Company listed in such Payoff Letters shall have been repaid or redeemed and all Liens in connection therewith released.

(i) Shares. After giving effect to the Closing, Buyer (or its designee) shall own greater than ninety percent (90%) of all of then-outstanding Shares on a fully diluted basis (excluding any Shares issuable upon the exercise of Company Options that are canceled as of the Closing in accordance with Section 1.3 (Treatment of Options) or Company Warrants).

Section 7.3 Additional Conditions to the Company’s and the Sellers’ Obligations. The obligations of the Company and the Sellers to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by the Company and the Sellers:

(a) Truth of Buyer Representations and Warranties. Each of the (i) representations and warranties of Buyer set forth in Section 5.2 (Authority; Validity of Agreement) and Section 5.5 (Buyer Financing) of this Agreement shall be true and correct in all respects and (ii) the remaining representations and warranties of Buyer contained in Article V (Representations and Warranties of Buyer) (in each case read for purposes of this Section 7.3(a) (Truth of Buyer Representations and Warranties) without any materiality qualifications contained therein) shall be true and correct in all material respects, in each case on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date).

(b) Performance of Agreements. Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to the Sellers a certificate as to the matters contained in paragraphs (a) and (b) of this Section 7.3 (Additional Conditions to the Company’s and the Sellers’ Obligations), dated as of the Closing Date, signed by an executive officer of Buyer.

(d) Payments Relating to Prepayment of Certain Indebtedness. Buyer shall have paid, or shall have caused to have been paid, (i) all amounts specified in the applicable Payoff Letter to effect the Credit Agreement Termination (but only if not paid by the Buyer to the Company for payment of such amounts) and (ii) all Section 6.10 Costs and Expenses.

(e) Delivery of Closing Purchase Price. Buyer shall have delivered to the Sellers’ Representative the Closing Purchase Price as provided in Section 1.2 (Payment of Closing Purchase Price), subject to all applicable adjustments thereto.

Section 7.4 Frustration of Closing Conditions. Neither Buyer, on one hand, nor the Sellers, on the other hand, may rely on the failure of any condition set forth in this Article VII (Conditions to Closing) to be satisfied if such failure was caused by the failure of such party to act in good faith or to use such efforts to cause the Closing to occur as required by Section 6.6 (Other Actions; Filings).

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties, Covenants and Agreements. Subject to Section 8.5 (Survival of Indemnity), the representations and warranties of the parties hereto in this Agreement shall survive until the date that is nine (9) months after the Closing hereunder, other than (a) the representations and warranties contained in Sections 3.1 (Organization), 3.4 (Authority; Validity of Agreement), 4.1 (Title), and 4.2 (Authority; Validity of Agreement), which shall survive the Closing indefinitely, (b) the representation and warranty with respect to any Controlled Group Liability contained in Section 3.17(f) (Employee Matters), which shall survive until the expiration of the applicable statute of limitations and (c) the representations and warranties contained in Section 3.16 (Taxes), which shall survive until the sixth (6th) anniversary of the Closing Date. The covenants and agreements of the parties hereto in this Agreement shall not survive the Closing, except (i) Section 6.10(i) (Treatment of Certain Indebtedness) which shall survive the Closing hereunder until the date that is nine (9) months after the Closing, (ii) those covenants and agreements contained herein that expressly require performance after the Closing Date which shall survive in accordance with their terms and (iii) the covenants and agreements of the Company in Section 6.1 (Conduct of Business), Section 6.9(c) (Further Assurances), and Section 6.14 (Real Estate Matters) which shall survive the Closing hereunder until the date that is nine (9) months after the Closing.

Section 8.2 Obligations of the Sellers.

(a) Subject to the other provisions of this Article VIII (Indemnification), from and after the Closing, the Sellers’ Representative (on behalf of the Sellers) shall indemnify and hold harmless Buyer and its Affiliates (including the Company and the Company Subsidiaries after the Closing), successors, stockholders, employees, officers, partners, members, trustees, directors, managers, agents, and representatives (the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 9.2(a) (Tax Indemnification)) incurred by the Buyer Indemnitees, arising out of or resulting from:

(i) any inaccuracy in or breach of any representation or warranty (other than the representations and warranties contained in Section 3.16 (Taxes)) (for purposes of this Section 8.2(a)(i), except with respect to the representations and warranties contained in Sections 3.7(b) (SEC Filings; Financial Statements), 3.8 (Absence of Undisclosed Liabilities), 3.9 (Absence of Certain Changes) and 3.18(a) (Inventories; Supplies), without giving effect to any qualifiers or exceptions relating to materiality or Company Material Adverse Effect) made by or deemed to be made by the Company;

(ii) any breach or nonperformance of any covenant or agreement of the Company set forth in Section 6.1 (Conduct of Business), Section 6.9(c) (Further Assurances) or Section 6.14 (Real Estate Matters); and

(iii) the matters set forth on Schedule 8.2(a)(iii) of the Company Disclosure Letter, subject to the terms and conditions thereof.

(b) Subject to the other provisions of this Article VIII (Indemnification), from and after the Closing, the Sellers’ Representative (on behalf of each Seller), shall severally, and not jointly or jointly and severally, indemnify, defend and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 9.2 (Tax Indemnification)) incurred by the Buyer Indemnitees, arising out of or resulting from:

(i) any inaccuracy in or breach of any representation or warranty (for purposes of this Section 8.2(b)(i) (Obligations of the Sellers), without giving effect to any qualifiers or exceptions relating to materiality) made or deemed made by such Seller in this Agreement; and

(ii) any breach of any covenant or agreement of such Seller in this Agreement.

Section 8.3 Limitations on Indemnification.

(a) Except with respect to claims with respect to (x) any inaccuracy in or breach of a Fundamental Representation, the representation and warranty with respect to Controlled Group Liability contained in Section 3.17 (Employee Matters) or any breach of any covenant or agreement (other than the covenants and agreements in Section 6.1 (Conduct of

Business)) of any party to this Agreement and (y) claims pursuant to Section 9.2(a)(i) (Tax Indemnification) to the extent related to Transfer Taxes and claims pursuant to Section 9.2(a)(ii) (Tax Indemnification), in no event shall the applicable party or parties from whom indemnification is being sought pursuant to this Agreement (the “Indemnifying Party”) be obligated to indemnify any Buyer Indemnitee pursuant to Section 8.2(a) or 8.2(b) (Obligations of the Sellers) or 9.2(a) (Tax Indemnification)) unless the aggregate of all Losses incurred by such Buyer Indemnitee exceeds $7,500,000 (the “Threshold”), after which time such Buyer Indemnitee shall be entitled to indemnification for all Losses incurred by it in excess of the Threshold up to the amount of the Cap. Notwithstanding the foregoing, except in respect of any claims pursuant to Section 9.2(a)(i) (Tax Indemnification) to the extent related to Transfer Taxes and claims pursuant to Section 8.2(a) (iii) and Section 9.2(a) (ii) (Tax Indemnification), in no event shall such Indemnifying Party be obligated to indemnify any Buyer Indemnitee pursuant to Section 8.2 (Obligations of the Sellers) or Section 9.2(a) (Tax Indemnification) with respect to any individual item or series of related items of Loss that is of an amount less than $250,000 (which amount shall be an aggregate amount in the case of any series of related items of Loss) and no such item or series of related items, as the case may be, shall be applied toward the calculation of whether the aggregate of all Losses incurred by such Buyer Indemnitee exceeds the Threshold.

(b) Except with respect to (i) claims with respect to any inaccuracy in or breach of a Fundamental Representation of any party to this Agreement and (ii) claims pursuant to Section 9.2(a)(i) or (v) (Tax Indemnification), in each case, to the extent related to Transfer Taxes, in no event shall any Indemnifying Party be obligated to indemnify any Buyer Indemnitee pursuant to Section 8.2 (Obligations of the Sellers), or Section 9.2(a)(i), (iii), (iv) or (v) (to the extent that Section 9.2(a)(v) (Tax Indemnification) relates to the items set forth in clause (i), (iii) and (iv) of Section 9.2(a) (Tax Indemnification)) in excess of $65,000,000 in the aggregate (the “Cap”). Notwithstanding anything to the contrary in this Agreement, in no event shall the Indemnifying Parties have any liability individually or in the aggregate under this Agreement for any obligation to indemnify any Buyer Indemnitee in excess of an amount equal to (x) the Closing Purchase Price, as adjusted by the Purchase Price Adjustment Amount pursuant to Sections 1.6 (Adjustment of Purchase Price), 1.7 (Holdback), 1.8 (Post-Closing Statements), 1.9 (Reconciliation of Post-Closing Statements) and 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount), minus (y) the aggregate amount paid by the Indemnifying Parties to any Buyer Indemnitee pursuant to its indemnification obligations under Article VIII (Indemnification) and Article IX (Tax Matters).

(c) (i) In no event shall any Indemnifying Party be obligated to indemnify any Buyer Indemnitee for Losses pursuant to Section 9.2(a)(i) (Tax Indemnification) to the extent related to Transfer Taxes, (ii) or (v) (to the extent that Section 9.2(a)(v) (Tax Indemnification) relates to the items set forth in clauses (i) to the extent related to Transfer Taxes and (ii) of Section 9.2(a) (Tax Indemnification)) or Article 1 of the Indemnification and Cooperation Agreement in excess of $95,000,000 in the aggregate (the “Specified Cap”).

(ii) The Specified Cap shall be reduced by $60,000,000 after (A) the IRS grants the rulings requested pursuant to the Administrative Request and (B) the Company takes the actions described in Schedule 8.3(c)(ii)(A) of the Company Disclosure Letter; provided, that this clause (B) shall not apply to the extent a failure to timely file the forms described in Schedule 8.3(c)(ii)(A) of the Company Disclosure Letter is attributable to a breach by Buyer of its obligations pursuant to Section 9.1(c) (Preparation and Filing of Tax Returns); provided, further, that the Specified Cap shall be reasonably adjusted as reasonably agreed by the parties in the event (A) such relief is granted in part but not in whole or (B) the Company takes the actions described in Schedule 8.3(c)(ii)(B) of the Company Disclosure Letter.

(iii) The Specified Cap shall be reduced by $10,000,000 (either in addition to or independent of the reduction contemplated by Section 8.3(c)(ii) (Limitations on Indemnification)) (but without prejudice to the obligation to satisfy any amounts owed in connection with the resolution or settlement of such matter) upon a Final Determination with respect to the matters described in item 2 of Schedule A(ii) of the Company Disclosure Letter. A “Final Determination” shall mean the final resolution of any tax matter, including, but not limited to, a closing agreement with the IRS or the relevant state, local or foreign taxing authority, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired, or a decision of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(d) Notwithstanding anything to the contrary in this Agreement, (i) the Buyer Indemnitees shall only be entitled to indemnification for Losses that are quantifiable and reasonably foreseeable based on the facts and circumstances giving rise to or underlying the applicable Loss, including with respect to lost profits but only to the extent reasonable and for a reasonable and commercial period of time (such as the time required to relocate a store or the time required to re-commence operations at a store) and (ii) no multiplier or similar concept shall be applied for the purpose of calculating a Loss; provided however that under no circumstances shall any Buyer Indemnitee be entitled to indemnification for (a) any punitive, special or speculative damages or (b) Losses in respect of diminution of value, loss of business opportunity or reputation, or, in each case, similar damages.

(e) Each Indemnified Party shall use reasonable best efforts to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. The amount of any Loss for which indemnification is provided under this Article VIII (Indemnification) and Article IX (Tax Matters) shall be (i) calculated on an After-Tax Basis and (ii) reduced by any amounts actually recovered by any Indemnified Party under any (x) indemnity or other recovery under any Contract between a Indemnified Party and any third party and (y) insurance policies with respect to such Loss; provided that such recovery under insurance policies does not reduce the amount of recovery that such Buyer Indemnitee would have actually received prior to the expiration of the applicable survival period set forth in Section 8.1 (Survival of Representations, Warranties, Covenants and Agreements) (less any increase in insurance premiums arising therefrom or related thereto) and effected during such period (each source named in clauses (x) and (y) of this Section 8.3(e) (Limitations on Indemnification), a “Collateral Source”). The parties hereto shall cooperate with each other to effect all payments pursuant to this Article VIII (Indemnification) or Article IX (Tax Matters) in a manner such that they are treated as described in Section 9.9 (Tax Treatment of Indemnity Payments). The parties hereto shall cooperate with each other with respect to making any claims under all Collateral Sources. Such cooperation described in the immediately preceding sentence shall include making all reasonable claims and demands against any such third parties and pursuing such claims and demands in a commercially reasonable and timely manner.

(f) Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be obligated to indemnify any Indemnified Party with respect to (i) any Losses with respect to any matter to the extent such matter was taken into account in the Purchase Price Adjustment Amount pursuant to Sections 1.6 (Adjustment of Purchase Price), 1.7 (Holdback), 1.8 (Post-Closing Statements), 1.9 (Reconciliation of Post-Closing Statements) and 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount) (to the extent so included), or (ii) for any Losses for which written notice of the underlying claim was not duly delivered to such Indemnifying Party within the applicable time limitation set forth in Section 8.1 (Survival).

Section 8.4 Notice; Procedure for Indemnification.

(a) Except for indemnification of Tax Claims, which are governed by Article IX (Tax Matters), any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss or potential Loss by giving written notice to the applicable Indemnifying Party, describing the claim in reasonable detail and specifying (i) the representation, warranty, covenant or agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, as applicable, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VIII (Indemnification) or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses (a “Claims Notice”); provided, that any failure to provide such notice of the existence of a claim to the applicable Indemnifying Party shall not affect the Indemnified Party’s right to seek indemnification pursuant to this Article VIII (Indemnification) except and only to the extent that such Indemnifying Party actually incurs an incremental expense or otherwise has been prejudiced as a result of such delay.

(b) Except for indemnification of Tax Claims, which are governed by Article IX (Tax Matters), in the case of any claim asserted by a Person that is not a party to this Agreement against an Indemnified Party (a “Third Party Claim”), the Indemnified Party shall promptly following the Indemnified Party’s knowledge of such Third Party Claims, deliver a Claims Notice to the Indemnifying Party that also sets forth the identity of the third party claimant; provided that any failure to provide such notice of the existence of a claim to the applicable Indemnifying Party shall not affect the Indemnified Party’s right to seek indemnification pursuant to this Article VIII (Indemnification) except and only to the extent that such Indemnifying Party actually incurs an incremental expense or otherwise has been prejudiced as a result of such delay. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any Third Party Claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters during normal business hours and after reasonable advance notice.

(c) In the event that the aggregate amount of the Losses (or good faith estimate of such aggregate amount of such Losses, if applicable) for a Third Party Claim set forth on the Claims Notice, taken together with all prior and then-pending Third Party Claims, does not exceed the limitations set forth in Section 8.3(b) or (c) (Obligations of the Sellers), as applicable, the Indemnifying Party shall have thirty (30) Business Days from the date on which the Indemnifying Party received the Claims Notice to notify the Indemnified Party in writing that the Indemnifying Party desires to assume the investigation, defense and settlement of the Third Party Claim and any litigation resulting therefrom with counsel of its choice. If the Indemnifying Party’s assumption of the defense of any Third Party Claim would result in a conflict of interest arising out of the joint representation by legal counsel selected by the Indemnifying Party of the interests of both the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to engage separate legal counsel to represent the Indemnified Party (at the Indemnifying Party’s sole cost and expense) (it being understood that the existence of a dispute as to whether the Indemnified Party is entitled to indemnification under this Agreement shall not constitute grounds for conflict if the parties are represented by separate counsel respecting such dispute respecting indemnification); provided, that if more than one Indemnified Party is subject to such Third Party Claim, the Indemnifying Party shall not be obligated to engage more than one separate legal counsel to represent all of such Indemnified Parties. If the Indemnifying Party assumes the defense of such claim in accordance herewith: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof; (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld); and (iii) the Indemnifying Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld) unless the judgment or settlement provides solely for the payment of money (and does not include any restrictions on the conduct of the Indemnified Party or admissions concerning the conduct of the Indemnified Party) and the Indemnified Party receives an unconditional release, except if such judgment or settlement would require payment of an amount in excess of the limitations set forth in Section 8.3(b) (Obligations of the Sellers), in which case the Indemnified Parties and Indemnifying Party shall together reasonably agree on the entry of such judgment or settlement. The parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during regular business hours and upon reasonable advance notice to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to by the Indemnified Party without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld) if the Indemnifying Party has not assumed the defense of such Third Party Claim or the Indemnified Party has assumed such defense under Section 8.4(c) (Notice; Procedure for Indemnification).

(d) If the Indemnifying Party does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice or if, at any time after the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party fails to perform or unreasonably delays in performing its obligations to assume or pursue the defense of any such Thirty Party Claim and such failure or delay in performance would adversely affect the Indemnified Party, the Indemnified Party shall deliver a written notice to the Indemnifying Party informing such Indemnifying Party of such failure to perform or unreasonable delay. If the Indemnifying Party does not remedy such failure or delay within twenty (20) days of its receipt of such notice, the Indemnified Party will be entitled to assume such defense, at the cost and expense of the Indemnifying Party (subject to the limitations on such Indemnifying Party’s indemnification obligation set forth in this Article VIII (Indemnification)), upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party shall: (i) have the right to participate in the defense of the Third Party Claim at its sole cost and expense; and (ii) not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld).

(e) In the event that the aggregate amount of the Losses (or good faith estimate of such aggregate amount of such Losses, if applicable) for a Third Party Claim set forth on the Claims Notice, taken together with all prior and pending Third Party Claims, exceeds the limitations set forth in Section 8.3(b) or 8.3(c) (Limitations on Indemnification), as applicable, then, unless, based on the limitations set forth in Section 8.3(b) or 8.3(c) (Limitations on Indemnification), as applicable, the Buyer Indemnitee would bear a greater amount of Losses with respect to such Third Party Claim (a “Disproportionate Claim”), the Indemnifying Party shall have thirty (30) Business Days from the date on which the Indemnifying Party received the Claims Notice to notify the Indemnified Party in writing that the Indemnifying Party desires to jointly control the investigation, defense and settlement of the Third Party Claim and any litigation resulting therefrom through counsel reasonably acceptable to both parties; provided, however, that the Indemnified Party shall have the sole right to control any Third Party Proceeding if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party is unconditionally waiving its right to seek indemnification and releasing the Indemnifying Party from its obligation to indemnify such Indemnified Party pursuant to Sections 8.2(a) or 8.2(b) (Obligations of Sellers), as applicable, with respect to the Third Party Claim. If the Indemnifying Party and Indemnified Party jointly control the defense of such claim in accordance herewith: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense; and (ii) neither the Indemnifying Party nor the Indemnified Party shall file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other Party (such consent not to be unreasonably withheld). In the event of a Disproportionate Claim, the Indemnified Party shall have the right to notify the Indemnifying Party that the Indemnified Party desires to control the investigation, defense and settlement of the Third Party Claim and any litigation resulting therefrom through counsel reasonably acceptable to both parties. If the Indemnified Party elects to control the investigation, defense and settlement of a Disproportionate Claim, (i) the Indemnifying Party may retain separate co-counsel at its sole cost and expense; and (ii) neither the Indemnifying Party nor the Indemnified Party shall file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other Party (such consent not to be unreasonably withheld).

(f) The parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during regular business hours and upon reasonable advance notice to all information relevant thereto.

Section 8.5 Survival of Indemnity. If an Indemnified Party has asserted a claim for indemnification that satisfies the requirements of this Article VIII (Indemnification) within the applicable time limitation set forth in Section 8.1 (Survival of Representations, Warranties, Covenants and Agreements), then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, shall not be extinguished until the earliest to occur of (a) the resolution or settlement of such claim by the Indemnified Party and the Indemnifying Party, (b) the entry by a court of competent jurisdiction of a final, non-appealable order resolving such claim and (c) the payment by the Indemnifying Party of the amount of Losses to the Indemnified Party specified in such claim in full.

Section 8.6 Exclusive Remedy. Except as provided in the Indemnification and Cooperation Agreement or in the case of fraud, following the Closing, the provisions of this Article VIII (Indemnification) and Article IX (Tax Matters) shall be the sole and exclusive remedy for any and all claims relating to (directly or indirectly) the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether in contract or tort, or whether at law or in equity, or otherwise, and the Indemnified Parties shall have no other remedy or recourse with respect to any of the foregoing other than pursuant and subject to the terms and conditions of this Article VIII (Indemnification) and Article IX (Tax Matters).

ARTICLE IX

TAX MATTERS

Section 9.1 Preparation and Filing of Tax Returns.

(a) The Sellers’ Representative (A) shall timely prepare and file (or shall cause to be timely prepared and filed) all Tax Returns that are required to be filed by or on behalf of the Company and the Company Subsidiaries for any Pre-Closing Period that are due (taking into account extensions validly obtained) on or before the Closing Date and (B) shall use best efforts to prepare and file prior to Closing (or to cause to be prepared and filed prior to Closing) the consolidated federal income Tax Return of the Company and the Company Subsidiaries for the taxable year ending December 26, 2009, and all state income or franchise Tax Returns of the Company and each Company Subsidiary for any taxable year ending during the 2009 calendar year (such Tax Returns described in clause (B), the “Specified Tax Returns”); provided, however, that clause (B) shall not apply if the Closing Date occurs less than ninety (90) days following the date hereof. The Sellers’ Representative shall (i) prepare (or cause to be prepared) such Tax Returns consistent with this Agreement and past practice and so that there is at least “substantial authority” for each material position reflected on such Specified Tax Return (or there is adequate disclosure to avoid the imposition of accuracy-related penalties) and (ii) provide copies of such proposed Tax Returns to Buyer for its review and comment at least twenty (20) days prior to the due date (including extensions) of any such Tax Returns or the date on which such Specified Tax Returns are required to be filed pursuant to clause (B) of the preceding sentence (the “Filing Date”). In the event that Buyer reasonably objects to any item or items in such proposed Tax Returns at least fifteen (15) days prior to the Filing Date of such Tax Return, the Sellers’ Representative shall revise such Tax Returns (or shall cause such Tax Returns to be revised) to reflect Buyer’s comments. In the event the Sellers’ Representative and Buyer are unable to resolve such comments at least ten (10) days prior to the Filing Date of such Tax Return, such dispute shall be resolved by the Independent Accountant prior to the Filing Date of such Tax Return, and the Sellers’ Representative shall revise such Tax Return (or shall cause such Tax Return to be revised) to reflect the resolution by the Independent Accountant. The Sellers shall timely remit (or cause to be timely remitted) to the relevant Taxing Authority any Taxes due with respect to Tax Returns described in this Section 9.2(a) (Tax Matters). No election shall be made under Section 108(i) of the Code to defer the inclusion in gross income for U.S. federal income tax purposes of any income from the discharge of indebtedness of the Company or any Company Subsidiary with respect to the taxable year ending December 26, 2009, without the prior written consent of Buyer.

(b) Except for any Tax Returns required to be prepared and filed (or caused to be prepared and filed) pursuant to Section 9.1(a) (Preparation and Filing of Tax Returns), Buyer shall timely prepare and file (or shall cause to be timely prepared and filed) all Tax Returns that are required to be filed by or on behalf of the Company and the Company Subsidiaries for any Pre-Closing Period that are due (taking into account valid extensions) after the Closing Date and for any Straddle Period. Buyer shall (i) prepare (or cause to be prepared) such Tax Returns consistent with this Agreement and past practice and (ii) provide copies of such proposed Tax Returns to the Sellers’ Representative for its review and comment at least thirty (30) days prior to the due date (including extensions) of any such Tax Returns. In the event that the Sellers’ Representative reasonably objects to any item or items in such proposed Tax Returns at least twenty (20) days prior to the due date (including extensions) of such Tax Return, Buyer shall revise such Tax Returns to reflect the comments of the Sellers’ Representative. In the event that the Sellers’ Representative and Buyer are unable to resolve such comments at least ten (10) days prior to the due date (including extensions) of such Tax Return, such dispute shall be resolved by the Independent Accountant prior to the due date (including extensions) of such Tax Return. Buyer shall timely remit (or cause to be timely remitted) to the relevant Taxing Authority any Taxes due with respect to Tax Returns described in this Section 9.1(b) (Preparation and Filing of Tax Returns); provided, that the Sellers’ Representative shall indemnify Buyer for any amount for which the Sellers are responsible with respect to such Tax Return pursuant to Section 9.2(a) (Tax Matters). For the avoidance of doubt, any expenses paid or borne by the Buyer pursuant to Section 6.10 (Treatment of Certain Indebtedness) in connection with the Debt Offers or Other Debt Transaction shall be allocated to the taxable period that begins after the Closing Date.

(c) Notwithstanding anything to the contrary in Section 9.1(a) (Preparation and Filing of Tax Returns) or Section 9.1(b) (Preparation and Filing of Tax Returns), the Sellers’ Representative shall have the right to control, in its sole discretion all Tax matters relating to Specified Taxes, including, without limitation, the matters listed in Schedule 9.1(c)(i) of the Company Disclosure Letter; provided, that the Sellers’ Representative shall not be permitted to take any action pursuant to this Section 9.1(c) (Preparation and Filing of Tax Returns) if such action would reasonably be expected to have an adverse effect on Buyer, any Affiliate of Buyer, the Company or any Company Subsidiary that is material without the consent of Buyer, which consent shall not be unreasonably withheld; provided, further, that (i) the Sellers’ Representative shall provide Buyer with a timely and reasonably detailed account of any actions taken with respect to Specified Taxes, (ii) the Sellers’ Representative shall consult with Buyer before taking any significant action with respect to Specified Taxes, (iii) the Sellers’ Representative shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials (including Tax Returns) that it prepares or furnishes to a Taxing Authority with respect to Specified Taxes. Buyer shall reasonably cooperate and cause the Company to reasonably cooperate with the Sellers’ Representative to ensure the foregoing; provided that Buyer shall not be required to incur any out-of-pocket costs, including short-term financing costs incurred in connection with the payment of an inter-company dividend (but not including the amount of any such dividend), unless the Sellers’ Representative advances such costs. From the Closing Date until the earlier of (i) the date set forth on Schedule 9.1(c)(ii) of the Company Disclosure Letter, and (ii) the expiration of all applicable statutes of limitations, Buyer shall not cause or permit the Company to restructure the Company or any Company Subsidiary in a manner that would prevent the payment set forth on Schedule 9.1(c)(iii) of the Company Disclosure Letter. In the event Buyer is notified in writing that the ruling described in Schedule 9.1(c)(ii) of the Company Disclosure Letter has been revoked, Buyer shall not, from the date of such notice until the expiration of the applicable statute of limitations, take any of the actions restricted pursuant the preceding sentence.

(d) Except to the extent required pursuant to a “final determination,” neither Buyer nor any of its Affiliates shall (or shall cause or permit the Company or any Company Subsidiary to) amend, refile or otherwise modify any Tax Return of the Company or any Company Subsidiary for any Pre-Closing Period (or any Straddle Period) without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld.

Section 9.2 Tax Indemnification.

(a) From and after the Closing, the Sellers’ Representative (on behalf of the Sellers) shall, indemnify, defend and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnities for, without duplication, all (i) Excluded Taxes, (ii) Specified Taxes, (iii) any Taxes arising out of, attributable to, relating to or resulting from any breach or nonperformance of any of the covenants set forth in Section 6.1(b) (Conduct of Business), or Article IX (Tax Matters), (iv) fifty percent (50%) of any Scheduled Taxes and (v) costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i)-(iv) of this Section 9.2(a) (Tax Indemnification) and incurred from and after the Closing.

(b) Except as otherwise provided in Section 9.2(a) (Tax Indemnification), from and after the Closing, Buyer shall indemnify, defend and hold harmless the Sellers, their respective Affiliates, predecessors and successors, and stockholders, employees, officers, partners, members, trustees, directors, managers, agents, and representatives (the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnities for, all (i) Taxes (other than Excluded Taxes) imposed on the Company and the Company Subsidiaries for any Post-Closing Period, (ii) any Taxes arising out of, attributable to, relating to or resulting from any breach or nonperformance of any of the covenants set forth in Article IX (Tax Matters), (iii) fifty percent (50%) of any Scheduled Taxes and (iv) costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i)-(ii) of this Section 9.2(b) (Tax Indemnification) and incurred from and after the Closing.

Section 9.3 Straddle Periods. In the case of any Taxes that are imposed on the Company or any Company Subsidiaries with respect to a Straddle Period, (a) Property Taxes of the Company and Company Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period; and (b) Taxes (other than Property Taxes) of the Company and Company Subsidiaries allocable to the Pre-Closing Period shall be computed as if such taxable period ended on and included the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period ending after the Closing Date in proportion to the number of days in each such period. Each Company Subsidiary that is classified as a partnership or “flow-through” entity for federal income Tax purposes shall be treated as if its taxable year ended as of the close of business on the Closing Date and Taxes attributable to the income or gain of each such entity through the close of business on the Closing Date shall be considered to be attributable to the Pre-Closing Period.

Section 9.4 Payments and Tax Refunds.

(a) (i) Payments to any Indemnified Party under Section 9.2 (Tax Indemnification) shall be due within thirty (30) Business Days following written notice by the Indemnified Party that payment of such amounts to the appropriate Taxing Authority or other applicable third party is or was due by the Indemnified Party; provided, that the Indemnifying Party shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Taxing Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 9.5 (Tax Proceedings) of this Agreement, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Authority or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Taxing Authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, an agreement contained in IRS Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(b) Payments required to be made under Section 9.4(c) or Section 9.4(d) (Payments and Tax Refunds) shall be due within thirty (30) Business Days of the actual receipt of the refund or the application of any such refunds as a credit against Tax, in each case net of any costs (including Taxes) to the party receiving such refund.

(c) Except as otherwise provided in the following sentence, the Sellers shall be entitled to any refunds (including interest paid therewith) of Taxes actually received or applied against a Tax liability of Buyer or any of their Affiliates (including, after the Closing, the Company and the Company Subsidiaries) of Taxes imposed on the Company or any of the Company Subsidiaries with respect to a Pre-Closing Period; provided, however, that Buyer shall be entitled to any refunds of Taxes to the extent that (i) such refunds were taken into account as an asset in determining the Final Adjustment Statement, or (ii) such refund is attributable to Excluded Taxes or Specified Taxes that were borne by Buyer. Any refunds of Taxes of the Company or the Company Subsidiaries for any Straddle Period shall be equitably apportioned between the Sellers and Buyer in accordance with the principles set forth in this paragraph (c) and in Section 9.3 (Straddle Periods).

(d) Except as otherwise provided in Section 9.4(c) (Payments and Tax Refunds), Buyer shall be entitled to any refunds (including interest paid therewith) of Taxes or credits against Tax in respect of any Tax liability of the Company and the Company Subsidiaries.

(e) Buyer shall to the extent permissible, waive the right to carryback any income Tax losses, credits or similar items attributable to the Company arising in a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Period.

Section 9.5 Tax Proceedings.

(a) If any Taxing Authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto (or, in the case of any Seller, to the Sellers’ Representative); provided, however, that any failure to provide such notice of the existence of a Tax Claim to the applicable party shall not affect the other party’s right to seek indemnification pursuant to this Article IX (Tax Matters) except and only to the extent that such other party actually incurs an incremental expense or otherwise has been prejudiced as a result of such delay. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) The Sellers’ Representative shall, subject to Section 9.5(d) (Tax Proceedings), have the right to control, at the Sellers’ expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of the Company or any Company Subsidiary for any taxable period that ends on or before the Closing Date; provided, however, that if such action could have an adverse impact on Buyer, any Affiliate of Buyer or the Company or any Company Subsidiary that is material, (i) the Sellers’ Representative shall provide Buyer with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) the Sellers’ Representative shall consult with Buyer before taking any significant action in connection with such Tax Proceeding, (iii) the Sellers’ Representative shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Buyer or an Affiliate of Buyer shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, and (v) the Sellers’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) In the case of a Tax Proceeding in respect of the Company or any Company Subsidiary for (A) any Straddle Period of the Company or any Company Subsidiary or (B) any Taxes of the Company or any Company Subsidiary with respect to which the Sellers have, or are reasonably likely to have, an indemnification obligation pursuant to Section 9.2(a) (Tax Indemnification), the Buyer shall control such Tax Proceeding; provided, however, that (i) Buyer shall provide the Sellers’ Representative with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Buyer shall consult with the Sellers’ Representative before taking any significant action in connection with such Tax Proceeding, (iii) Buyer shall consult with the Sellers’ Representative and offer the Sellers’ Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Sellers’ Representative or an Affiliate of the Sellers’ Representative shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, and (v) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Sellers’ Representative (on behalf of the Sellers), which consent shall not be unreasonably withheld.

(d) Notwithstanding anything in this Agreement to the contrary, Buyer shall have the exclusive right to control, at its own expense, (i) any Tax Proceeding in respect of the Company or any Company Subsidiary that is not described in Section 9.5(b) or 9.5(c) (Tax Proceedings); (ii) any Tax Proceeding in respect of the Company or any Company Subsidiary described in Section 9.5(b) or Section 9.5(c) (Tax Proceedings) if such Tax Proceeding is not reasonably expected to give rise to any indemnification obligation of the Sellers’ Representative pursuant to Section 9.2(a)(i), (ii), (iii) or (iv) (Tax Indemnification) taking into account the limitations set forth in Section 8.3 (Obligations of the Sellers); and (iii) any Tax Proceeding in respect of the Company or any Company Subsidiary described in Section 9.5(b) or 9.5(c) (Tax Proceedings) if Buyer notifies the Sellers’ Representative in writing that Buyer is waiving its right to indemnification pursuant to Section 9.2(a) (Tax Indemnification) with respect to Taxes imposed pursuant to, or resulting from, the resolution of such Tax Proceeding and any other Tax Proceeding that would be prejudiced thereby.

Section 9.6 Tax Cooperation.

(a) Each of Buyer and the Sellers shall, and shall cause their respective Affiliates, officers, employees, agents and representatives to reasonably cooperate with respect to tax matters of the Company and the Company Subsidiaries, including with respect to (a) in the preparation of any Tax Returns of the Company or any Company Subsidiary, (b) the preparation for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of the Company or any Company Subsidiary, and (c) the provision of information, records, and documents (including GAAP books and records) relating to Taxes of the Company or any Company Subsidiary reasonably requested.

(b) Each of Buyer and the Company shall (i) use reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company and the Company Subsidiaries that relate to Pre-Closing Periods for six (6) years and for four (4) years thereafter shall provide the Sellers’ Representative with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the Sellers’ Representative upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the Sellers’ Representative and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as the Sellers’ Representative may reasonably request; provided, however, that in all cases, such activities are to be conducted by the Sellers’ Representative during normal business hours and at the Sellers’ sole expense. Any information obtained under this Section 9.6(b) (Tax Cooperation) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax Proceeding.

Section 9.7 Tax Sharing Agreements. Notwithstanding anything in any other agreement to the contrary, the Sellers shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing, allocation, indemnity or similar agreement or arrangement (other than this Agreement), if any, to which the Company or any of the Company Subsidiaries, on the one hand, and the Sellers or any their Affiliates (other than the Company and the Company Subsidiaries), on the other hand, are parties to, and neither the Sellers nor any of their Affiliates, on the one hand, or the Company or any of the Company Subsidiaries, on the other hand, shall have any rights or obligations thereunder after the Closing.

Section 9.8 Coordination; Survival. Claims for indemnification with respect to Taxes shall be governed exclusively by this Article IX (Tax Matters) and the provisions of Article VIII (Indemnification) (other than Sections 8.1 (Survival of Representations), 8.3 (Limitations on Indemnification) and 8.6 (Exclusive Remedy), shall not apply. The indemnification provisions of this Article IX (Tax Matters) shall survive until the date that is the sixth (6th) anniversary of the Closing Date, except with respect to claims relating to Specified Taxes (which shall survive until thirty (30) days following the expiration of the applicable statutes of limitations, including any extensions thereof) and claims pursuant to Section 9.2(a)(iii) (Tax Indemnification) relating to subparagraphs of Section 6.1(b) (Conduct of Business), other than subparagraph (xii) thereof, which shall survive the Closing until the date that is nine (9) months after the Closing. Any Tax matter as to which a claim has been asserted by written notice satisfying the requirements of Section 9.5(a) (Tax Proceedings) and within the time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of such time limitation shall continue to be covered by this Article IX (Tax Matters) notwithstanding such time limitations until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by an arbitration or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

Section 9.9 Tax Treatment of Indemnity Payments. The parties hereto agree to treat any payment made pursuant to Article VIII (Indemnification) or Article IX (Tax Matters) as an adjustment to the Purchase Price for all Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

Section 9.10 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, each of Buyer, on the one hand, and the Sellers, on the other hand shall be responsible for and shall pay one half ( 1/2) of the Transfer Taxes imposed with respect to, or resulting from, the sale or transfer of the Shares to Buyer. The party required by Law to file a Tax Return with respect to such Transfer Taxes (the “Filing Party”) shall, with the other party’s cooperation (the “Reviewing Party”), (i) prepare (or cause to be prepared) any Tax Returns required to be filed with respect to Transfer Taxes, (ii) provide copies of such proposed Tax

Returns to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date (including extensions) of any such Tax Return. In the event that the Reviewing Party reasonably objects to any item or items in such proposed Tax Returns at least twenty (20) days prior to the due date (including extensions) of any such Tax Return, the Filing Party shall revise such Tax Returns (or shall cause such Tax Returns to be revised) to reflect the Reviewing Party’s comments. In the event the Filing Party and the Reviewing Party are unable to resolve such comments at least ten (10) days prior to the due date (including extensions) of such Tax Return, such dispute shall be resolved by the Independent Accountant prior to the due date (including extensions) of such Tax Return, and the Filing Party shall revise such Tax Return (or shall cause such Tax Return to be revised) to reflect the resolution by the Independent Accountant. The parties agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 9.11 Certain Actions by Buyer. Buyer shall not, without the prior consent of the Sellers’ Representative (which consent shall not be unreasonably withheld), make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any extraordinary action, in each case, on the Closing Date, which would have an adverse impact on the Sellers or the Company or any of its Subsidiaries that is material for any period or portion thereof ending on or prior to the Closing Date. For the avoidance of doubt, nothing in this Section 9.11 (Certain Actions by Buyer) shall restrict Buyer from causing DR GP to make an election under Section 754 of the Code with respect to the taxable year of DR GP that includes the Closing Date.

Section 9.12 Certain Additional Matters. As soon as reasonably practicable following the date hereof, the Sellers’ Representative shall cause the Company to prepare and file with the IRS the ruling request described in Schedule 9.12(i) of the Company Disclosure Letter (the “Administrative Request”). The Company shall provide copies of such proposed Administrative Request and copies of all other proposed filings or written correspondence with the IRS relating thereto (the “Administrative Correspondence”) to Buyer for its review and comment prior to filing such Administrative Request or Administrative Correspondence. The Company shall consult with Buyer before taking any action in connection with the Administrative Request or Administrative Correspondence, and shall provide Buyer with a timely and reasonably detailed account of each phase of such Administrative Request and promptly provide Buyer with copies of all requests, correspondence and other information received from the IRS relating to the Administrative Request or the Administrative Filings. If and to the extent agreed by Sellers’ Representative, in its sole discretion, Buyer or an Affiliate of Buyer shall be entitled to participate, at its own expense, in all in-person or telephonic meetings with the IRS relating to the Administrative Request or Administrative Filings. Promptly following the date hereof and in all events prior to the Closing, Sellers’ Representative shall cause the Company to prepare and file the Tax Returns listed in Schedule 9.12(ii) of the Company Disclosure Letter, in each case, to reflect the items of income described on Schedule 9.12(iii) of the Company Disclosure Letter and any corresponding deductions; provided, that any other amendments shall be required to satisfy Section 6.1(b)(xii) (Conduct of Business). The Company shall provide copies of such proposed Tax Returns to Buyer for its review and comment prior to filing such Tax Returns. The Sellers’ Representative shall timely remit (or cause to be timely remitted) to the relevant Taxing Authority any Taxes due with respect to such Tax Returns described in this Section 9.12 (Certain Additional Matters).

Section 9.13 Certain Documentation. From and after the date of this Agreement, the Company shall use reasonable best efforts to obtain the documentation listed in Schedule 9.13 of the Company Disclosure Letter.

ARTICLE X

TERMINATION/SURVIVAL

Section 10.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing as follows:

(i) by written consent of the Sellers’ Representative and Buyer;

(ii) by the Sellers’ Representative on the part of the Sellers and the Company if (A) a condition to the Sellers’ obligation to close set forth in Section 7.1 (Mutual Conditions) or Section 7.3 (Additional Conditions to the Company’s and the Sellers’ Obligations) cannot be satisfied at or prior to the date set forth in Section 10.1(a)(iv) (Termination) or (B) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of either Buyer and such breach has not been cured within twenty (20) Business Days after written notice to Buyer (provided, that no cure period shall be required for a breach that by its nature cannot be cured) such that a condition set forth in Section 7.1 (Mutual Conditions) or Section 7.3 (Additional Conditions to the Company’s and the Sellers’ Obligations) cannot be satisfied at or prior to the date set forth in Section 10.1(a)(iv) (Termination); provided, that neither the Sellers nor the Company are then in material breach of this Agreement;

(iii) by Buyer if (A) a condition to Buyer’s obligation to close set forth in Section 7.1 (Mutual Conditions) or Section 7.2 (Additional Conditions to Buyer’s Obligations) cannot be satisfied at or prior to the date set forth in Section 10.1(a)(iv) (Termination) or (B) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Sellers and such breach has not been cured within twenty (20) Business Days after written notice to the Sellers and the Company (provided, that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 7.1 (Mutual Conditions) or Section 7.2 (Additional Conditions to Buyer’s Obligations) cannot be satisfied at or prior to the date set forth in Section 10.1(a)(iv) (Termination); provided, that Buyer is not then in material breach of this Agreement; and

(iv) by Buyer or the Sellers’ Representative if the Closing has not occurred on or before August 17, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(a)(iv) (Termination) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(a) (No Legal Prohibition; Etc.) and Section 7.1(b) (HSR Act Notification), then either the Company or Buyer may extend the Termination Date to November 17, 2010.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2 (Survival After Termination).

Section 10.2 Survival After Termination. Except as otherwise set forth in this Agreement, if this Agreement is terminated in accordance with Section 10.1 (Termination) and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Section 6.5 (Confidentiality and Announcements), 6.8 (Expenses), 6.10 (Treatment of Certain Indebtedness) (with respect to the reimbursement and indemnification obligations contained in Section 6.10(i) (Treatment of Certain Indebtedness) and to the extent of any 6.10 Costs and Expenses incurred by or on behalf of the Company thereunder on or prior to the date of such termination), this Section 10.2 (Survival after Termination) and Article XI (Miscellaneous). None of the parties hereto shall have any liability in the event of a termination of this Agreement, except as expressly contemplated in the immediately preceding sentence or to the extent that such termination results from the willful breach by such party of any of its obligations under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Buyer and the Sellers’ Representative. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless set forth in writing by such party.

Section 11.2 Entire Agreement. This Agreement, the Schedules and Exhibits, together with certificates and lists referred to herein, the Confidentiality Agreement and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. Except with respect to any claims for fraud against the Sellers, the parties hereto have voluntarily agreed to define their rights, liabilities and obligations based upon, arising out of or related to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement.

Section 11.3 Construction and Interpretation.

(a) When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. The representations and warranties of the Company and the Sellers set forth in Article III (Representations and Warranties of the Company) and IV (Representations and Warranties of the Sellers) and the right of any Person to indemnification or payments hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of their advisors or representatives) or by reason of the fact that Buyer or any of such advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) This Agreement is entered into on March 18, 2010, and amends and restates that certain Securities Purchase Agreement, dated as of February 17, 2010, by and among the parties hereto (the “Original Agreement”), in accordance with Section 11.1 thereof. The parties acknowledge and agree that, notwithstanding anything to the contrary contained herein, this Agreement shall be deemed to be effective as of the time of the execution and delivery of the Original Agreement on February 17, 2010 (the “Effective Time”) and, accordingly, the temporal phrases and words “the date hereof,” “the date of this Agreement,” “currently,” “now,” “existing,” “present” and any substantially similar phrase or word used herein shall be deemed to refer or relate to the Effective Time as if this Agreement was entered into at such time. In connection with the execution and delivery of this Agreement, the Company Disclosure Letter delivered contemporaneously with the execution and delivery of the Original Agreement is being amended and restated as of the Effective Time and, the parties acknowledge and agree that as so amended and restated, shall constitute the Company Disclosure Letter for all purposes of this Agreement.

Section 11.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.5 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Buyer:

200 Wilmot Road

Deerfield, IL 60015

Telecopy: (847) 914-3652

Attention: General Counsel

With copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-2000

Attention: Andrew R. Brownstein, Esq.

       Benjamin M. Roth, Esq.

If to the Company:

Duane Reade Holdings, Inc.

440 Ninth Avenue

New York, NY 10007

Telecopy: (212) 594-0832

Attention: Phillip A. Bradley, Esq.

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopy: (212) 757-3990

Attention: Robert B. Schumer, Esq.

       Ariel J. Deckelbaum, Esq.

If to the Sellers’ Representative or the Sellers:

c/o Oak Hill Capital Partners, L.P.

201 Main Street

Fort Worth, TX 76102

Telecopy: (817) 339-7350

Attention: Ray Pinson

With copies to:

Oak Hill Capital Management, Inc.

Park Avenue Tower

65 East 55th Street, 36th Floor

New York, NY 10022

Telecopy: (212) 758-3572

Attention: John R. Monsky, Esq.

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopy: (212) 757-3990

Attention: Robert B. Schumer, Esq.

       Ariel J. Deckelbaum, Esq.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

Section 11.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as set forth in or contemplated by Section 6.13 (Directors’ and Officers’ Indemnification and Insurance), nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable, except that Buyer may assign any of its rights and obligations hereunder to any Subsidiary of Buyer; provided, that Buyer shall remain liable for all of its obligations and liabilities hereunder notwithstanding any such assignment.

Section 11.7 Sellers’ Representative.

(a) DRS Seller is hereby appointed to act as the sole agent, proxy, attorney-in-fact and representative for the benefit of, and on behalf of, the Sellers and their successors and assigns in connection with and to facilitate the consummation of the Transactions (the “Sellers’ Representative”) and the Sellers’ Representative, by its execution hereof, agrees to serve in such capacity.

(b) In its capacity as the Sellers’ Representative, it shall have the power and authority to take such action as it determines in its sole and absolute discretion appropriate, for the benefit of, and on behalf of, the Sellers, to exercise such rights, power and authority as are authorized, delegated and granted to the Sellers’ Representative, including:

(i) to give and receive notices and communications contemplated by this Agreement or as may be necessary to consummate the Transactions;

(ii) to make, execute, acknowledge and deliver any and all supplements, amendments, waivers or modifications and all certificates, consents and other documents contemplated by this Agreement or as may be necessary to consummate the Transactions;

(iii) to take or refrain from taking any actions on the behalf of the Sellers (whether by negotiation, settlement, litigation or otherwise) to resolve, settle or consent to liability with respect to all matters and disputes arising out of or related to this Agreement, including but not limited to, the control by the Sellers’ Representative of any indemnification claim on the behalf of any Indemnifying Party pursuant to Article VIII (Indemnification) and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement;

(iv) to engage attorneys, accountants, financial and other advisors, paying agents and other Persons necessary or appropriate, in the sole discretion of the Sellers’ Representative in the performance of its duties under this Agreement, and authorizing and directing the disbursement of funds to pay the fees and expenses of such Persons;

(v) to collect and receive on behalf of and deliver to any Seller any amounts due to such Seller under this Agreement and to allocate the Closing Purchase Price among the Sellers (after reduction for any amounts payable in respect of Company Options, Company Warrants and Company Phantom Stock, if any, as determined by the Sellers’ Representative);

(vi) to perform all of the Sellers’ Representative’s duties with respect to the determination of the Working Capital Overage or Working Capital Underage pursuant to Section 1.6 (Adjustment of Purchase Price) and the Post-Closing Adjustment pursuant to Sections 1.8 (Post-Closing Statements), 1.9 (Reconciliation of Post-Closing Statements) and 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount);

(vii) to waive satisfaction of the conditions to the Sellers’ obligations to consummate the Closing pursuant to Sections 7.1 (Mutual Conditions) and 7.2 (Additional Conditions to Buyer’s Obligations);

(viii) to terminate or consent to the termination of this Agreement pursuant to Section 10.1(a) (Termination);

(ix) to amend this Agreement pursuant to Section 11.1 (Amendments; Extension; Waiver); and

(x) to take all actions necessary or appropriate in the sole discretion of the Sellers’ Representative for the accomplishment of the foregoing.

(c) By its execution hereof, each Seller (other than the Sellers’ Representative) hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the Transactions, and authorizes, delegates and grants unto said attorney-in-fact and agent full power and authority to take all actions that this Agreement provides are to be taken by the Sellers’ Representative. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, except as required by Applicable Law, and (ii) shall survive the consummation of the Transactions or termination of this Agreement, and any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representative pursuant to the authority granted in this Agreement shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s individual capacity and notwithstanding any contrary action of or direction from such Seller. The power of attorney granted pursuant to this Section 11.7(c) (Sellers’ Representative) shall not revoke any power of attorney that has been previously granted by the undersigned to any other Person. Without limiting the foregoing, for clarity, the power of attorney granted pursuant to this Section 11.7(c) (Sellers’ Representative) shall not be deemed to be revoked by any power of attorney that may be granted by the undersigned to any other Person after the date hereof, unless any such subsequent power of attorney specifically refers to this power of attorney by the date of execution of this power of attorney by the undersigned.

(d) Except as otherwise expressly provided for in Article VIII (Indemnification), until such time as the Closing shall have occurred, (i) neither the Sellers’ Representative nor any other Seller shall have any liability to Buyer for any breach or default under this Agreement by any other Seller, and (ii) each Seller, including the Sellers’ Representative, shall be individually and not jointly liable for any breach or default under this Agreement

(e) In connection with this Agreement and any instrument, agreement or document relating hereto or thereto and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such other agreement, instrument or document by the Sellers’ Representative, excepting only responsibility for any act or failure to act by the Sellers’ Representative which represents willful misconduct or gross negligence and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller, except where such reliance is a result of the Sellers’ Representative’s willful misconduct or gross negligence. Each Seller shall indemnify, in proportion to the portion of the Purchase Price paid to such Seller, the Sellers’ Representative against all Losses, including the amount of any judgment against the

Sellers’ Representative, of any nature whatsoever (including any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any Proceeding), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder, the assumption of the defense of any indemnification claim by the Sellers’ Representative on the behalf of any Indemnifying Party in accordance with Article VIII (Indemnification) or Article IX (Tax Matters) or otherwise in its capacity as the Sellers’ Representative. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its willful misconduct or gross negligence. In the event of any indemnification under this clause (e), upon written notice from the Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of its, his or her ratable share of the amount of such deficiency, in proportion to such Seller’s portion of the Purchase Price paid to such Seller.

(f) Each of the Sellers hereby agrees to execute such agreements and other documents and use reasonable best efforts to perform or cause to be performed such further acts as may be reasonably requested or otherwise deemed necessary by the Sellers’ Representative in connection with its performance of its obligations hereunder, including with respect to any holdback or allocation of the Purchase Price among the Sellers or the determination of the amount of any contributions required to be made by each Seller in connection with the obligations of the Sellers and the Sellers’ Representative under Section 1.9 (Reconciliation of Post-Closing Statements), Article VIII (Indemnification), Article IX (Tax Matters) or the Indemnification and Cooperation Agreement.

(g) All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing or termination of this Agreement.

Section 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 11.9 Specific Performance. The parties to this Agreement each acknowledge that, in view of the uniqueness of the Business and the Transactions, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled.

Section 11.10 Remedies Not Exclusive. Subject to Section 11.12 (Consent to Jurisdiction), (a) the parties hereto shall each have and retain all rights and remedies existing in their favor under this Agreement, at Law or equity, including rights to bring actions for specific performance and/or injunctive or other equitable relief (including the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement and (b) all such rights and remedies shall, to the extent permitted by Applicable Law, be cumulative and the existence, assertion, pursuit or exercise by a party of one right or remedy shall not preclude such party from exercising or pursuing any other rights or remedies available to it.

Section 11.11 Governing Law. THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT IN WHOLE OR IN PART (WHETHER IN CONTRACT OR TORT) OR THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) SHALL BE IN ALL RESPECTS GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (EXCLUDING CONFLICT OF LAW RULES AND PRINCIPLES) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 11.12 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the State Courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or Proceedings (whether in contract or tort) arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.5 (Notices), shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS, OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.

Section 11.14 Attorney-Client Privilege and Conflict Waiver. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented the Company, the Company Subsidiaries and the Sellers, Benesch, Friedlander, Coplan & Aronoff, LLP has represented the Company, the Company Subsidiaries and the Sellers and Littler Mendelson, P.C. has represented the Company. All of the parties recognize the community of interest that exists and will continue to exist until the Closing, and the parties agree that such community of interest should continue to be recognized after the Closing. Specifically, the parties agree that (a) Buyer shall not, and from and after the Closing shall cause the Company to not, seek to have Paul, Weiss, Rifkind, Wharton & Garrison LLP, Benesch, Friedlander, Coplan & Aronoff, LLP or Littler Mendelson, P.C. disqualified from representing any Seller in any dispute (whether in contract or tort) that may arise between the Sellers, on the one hand, and Buyer or, from and after the Closing, the Company or any Company Subsidiary, on the other, based upon, arising out of or related to this Agreement or any of the Transactions in whole or in part and (b) in connection with any dispute that may arise between the Sellers, on the one hand, Buyer or, from and after the Closing, the Company, the Company Subsidiaries and their respective successors, stockholders, employees, officers, partners, members, trustees, directors, managers, agents and representatives, on the other, the Sellers involved in such dispute (and not the Company) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between the Company or any Company Subsidiary and Paul, Weiss, Rifkind, Wharton & Garrison LLP, Benesch, Friedlander, Coplan & Aronoff, LLP or Littler Mendelson, P.C. that occurred on or prior to the Closing.

Section 11.15 No Additional Representation.

(a) Buyer acknowledges that it and its representatives have (i) been provided access to certain books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries, (ii) have had access to the Dataroom maintained by the Company for purposes of the Transactions, (iii) have conducted an independent investigation of the Company and the Company Subsidiaries and the Transactions and (iv) have had the opportunity to meet with the officers, employees and advisors of the Company and the Company Subsidiaries to discuss the Business.

(b) Buyer acknowledges that (i) none of the Company, the Sellers or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Buyer and its representatives; and (ii) it has not relied on any representation or warranty, projection, forecast or other information from the Company, the Sellers or any other Person in determining to enter into this Agreement, in each case, except as expressly set forth in Article III (Representations and Warranties of the Company) or Article IV (Representations and Warranties of the Sellers) of this Agreement, and such representations and warranties set forth in Article III (Representations and Warranties of the Company) or Article IV (Representations and Warranties of the Sellers) of this Agreement are the sole representations and warranties of the Sellers and the Company in connection with the Transactions. Buyer further acknowledges that (x) no officer, agent, representative or employee of the Company or any of the Company Subsidiaries or the Sellers has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided and (y) none of the Company, the Sellers or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, and any information, documents or material made available to Buyer in the Dataroom, management presentations (formal or informal) or in any other form in expectation of the Transactions. Without limiting the foregoing, the Company makes no representation or warranty to Buyer with respect to any financial projection or forecast relating to the Company or the Company Subsidiaries, whether or not included in any management presentation. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall relieve any party to this Agreement for any fraud on the part of such party.

Section 11.16 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties hereto, are for the sole benefit of such parties and are subject to disclosures set forth in the Company SEC Reports and on the Company Disclosure Letter, as and to the extent specified herein. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.1 (Amendments; Extension; Waiver) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto should not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Company:

DUANE READE HOLDINGS, INC.

By:
Name:
Title:

Sellers:

DUANE READE SHAREHOLDERS, LLC

By:
Name:
Title:

OHCP DR CO-INVESTORS 2007, LLC

By:
Name:
Title:

OHCP DR CO-INVESTORS 2009, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Securities Purchase Agreement]

John A. Lederer

John K. Henry

[Signature Page to Amended and Restated Securities Purchase Agreement]

Buyer:

WALGREEN CO.

By:
Name:
Title:

[Signature Page to Amended and Restated Securities Purchase Agreement]

Annex A

Defined Terms

For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):

“Adjustment Excess Amount” has the meaning set forth in Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount).

“Adjustment Shortfall Amount” has the meaning set forth in Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount).

“Administrative Correspondence” has the meaning set forth in Section 9.11 (Certain Additional Matters).

“Administrative Request” has the meaning set forth in Section 9.11 (Certain Additional Matters).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary; provided that, with respect to a natural Person, an Affiliate of such Person shall include any spouse, grandparent, parent, sibling or descendant of such natural person and any trust or other entity formed for the benefit of any such natural person or for any spouse, grandparent, parent, sibling or descendant of such natural person.

“Affiliate Contract” has the meaning set forth in Section 3.14 (Affiliate Transactions).

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Indemnified Party against, or reimburse such Indemnified Party for, Losses, the amount of such Losses shall be determined net of any Tax benefit actually realized by the Indemnified Party as the result of sustaining such Losses, and the amount of such payment shall be increased to take into account any net Tax cost actually incurred by the recipient thereof as a result of the receipt or accrual of the payment (except to the extent the indemnity payment is made to compensate the Indemnified Party for an amount the receipt or accrual of which would have resulted in the same Tax cost to the Indemnified Party).

“Aggregate Non-Delivered Consideration” means the product of (x) one hundred percent (100%) minus the percent of the Shares delivered to Buyer at the Closing and (y) the Delivered Consideration.

Annex A-1

“Agreement” means this Amended and Restated Securities Purchase Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.

“Applicable Law” means any Law applicable to any of the parties to this Agreement or any of their respective Affiliates, directors, officers, managers, stockholders, members, employees, properties, or assets.

“Assumed Interest Amount” means an amount equal to the lesser of (i) the amount of interest that has accrued on the Notes after February 1, 2010, through the Closing Date (without regard to any payment thereof made following February 1, 2010) and (ii) $6,700,000.

“Balance Sheet Date” has the meaning set forth in Section 3.7(b) (SEC Filings; Financial Statements).

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement and includes any permitted successor or assign.

“Buyer DC Plan” has the meaning set forth in Section 6.7(c) (Employee Matters).

“Buyer Employee Plans” has the meaning set forth in Section 6.7(a) (Employee Matters).

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a) (Obligations of the Sellers).

“Cap” has the meaning set forth in Section 8.3(b) (Limitations on Indemnification).

“Capex Budget” has the meaning set forth in Section 6.1(a)(ii) (Conduct of Business).

“Claims Notice” has the meaning set forth in Section 8.4(a) (Notice; Procedure for Indemnification).

“Closing” has the meaning set forth in Section 2.1 (Closing).

“Closing Date” has the meaning set forth in Section 2.1 (Closing).

“Closing Date Cash” means, as of the Closing Date, all cash of the Company or the Company Subsidiaries.

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“Closing Date Debt Obligation Amount” means the sum of (I) (a) the amount of all of the following Indebtedness of the Company and the Company Subsidiaries: (i) the Notes and the Credit Agreement, including all amounts required to be deposited with a trustee in respect of a series of Notes to effect a Discharge, and (ii) capital leases determined in accordance with GAAP, consistently applied, and (b) all other amounts paid, deposited or required to be paid by Buyer or any Company Subsidiaries in connection with a Debt Offer, Discharge or Credit Agreement Termination pursuant to Section 6.10 (Treatment of Certain Indebtedness) and (II) the product of (x) 65% (sixty-five percent) and (y) the amount of the liability recorded on the books and records of the Company as of the Closing Date with respect to the interest rate swap arrangement pursuant to the Letter Agreement, dated as of April 30, 2008, by and between Duane Reade and Bank of America, N.A.; provided, that “Closing Date Debt Obligation Amount” shall exclude (A) the amount paid in respect of the Notes in excess of principal amount and accrued interest thereof, (B) the face amount of any stand-by letters of credit to the extent not drawn as of the Closing, (C) all Section 6.10 Costs and Expenses, (D) any costs or expenses payable in respect of any capital leases as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Transactions and (E) all amounts considered Current Liabilities in accordance with the Transaction Accounting Principles.

“Closing Notice” has the meaning set forth in Section 1.6(a) (Adjustment of Purchase Price).

“Closing Purchase Price” has the meaning set forth in Section 1.1(b) (Sale and Purchase of the Shares).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 8.3(e) (Limitations on Indemnification).

“Collective Bargaining Agreement” has the meaning set forth in Section 3.17(i) (Employee Matters).

“Common Share Sellers” has the meaning set forth in the recitals to this Agreement.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company DC Plan” has the meaning set forth in Section 6.7(c) (Employee Matters).

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article III (Representations and Warranties of the Company).

“Company Material Adverse Effect” means any fact, circumstance, condition, occurrence, event, development or change that has had or would reasonably be expected to

Annex A-3

(a) have a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole or (b) impair in any material respect the ability of the Company and the Sellers to perform their obligations under this Agreement or to consummate the Transactions; provided, however, that none of the following, in and of itself, shall constitute, or shall be considered in determining whether there has occurred or is reasonably expected to have, a Company Material Adverse Effect: (i) changes in economic or political conditions generally affecting the national, regional or world economy or the securities, banking, credit, or financial markets in general, (ii) changes in Applicable Law or GAAP (or in the interpretations thereof), (iii) changes in the capital markets, (iv) changes in monetary policy, inflation, interest rates, or exchange rates in the United States, (v) failure to take actions prohibited by this Agreement, (vi) changes generally affecting the Company’s and the Company Subsidiaries’ industries, (vii) any failure of the Company or Company Subsidiaries to meet any projections, forecasts or budgets (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (viii) the announcement or performance of this Agreement in accordance with the terms hereof, (ix) any action required to be taken by this Agreement or taken by the Company at the written request of Buyer, (x) any act or threats of war, military action, terrorism or armed conflict, or worsening thereof, (xi) natural disasters or weather events or (xii) changes in bond or debt prices of the Company, except in the case of clauses (i), (ii), (iv) or (vi), to the extent such fact, circumstance, condition, occurrence, event, development or change has or is reasonably expected to have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other industry participants; provided, that with respect to the references to Company Material Adverse Effect in Section 3.6 (No Conflicts), the exception in clause (viii) shall not apply.

“Company Options” has the meaning set forth in Section 1.3 (Treatment of Options).

“Company Payment Programs” has the meaning set forth in Section 3.13(d) (Regulatory Compliance).

“Company Phantom Share” has the meaning set forth in Section 1.5 (Treatment of Phantom Shares).

“Company Plan” means an Employee Benefit Plan that (a) provides benefits to any current or former employee, officer director or Professional Personnel of the Company or a Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or (b) to which the Company or any Company Subsidiary contributes or is obligated to contribute or may become obligated to contribute. “Company Plan” shall not include any Multiemployer Plans or Multiple Employer Plans.

“Company Regulatory Agreements” has the meaning set forth in Section 3.13(c) (Regulatory Compliance).

“Company Regulatory Authorizations” has the meaning set forth in Section 3.13(e) (Regulatory Compliance).

Annex A-4

“Company SEC Reports” has the meaning set forth in Section 3.7(a) (SEC Filings; Financial Statements).

“Company Subsidiary” means each Person that is a Subsidiary of the Company.

“Company Warrants” has the meaning set forth in Section 1.4 (Treatment of Warrants).

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b) (Confidentiality and Announcements).

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by the Company, any Seller, or Buyer of this Agreement or (b) the consummation by the Company, any Seller, or Buyer of the Transactions.

“Consultation Period” has the meaning set forth in Section 1.9(b) (Reconciliation of Post-Closing Statements).

“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including any related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warrantee, license, franchise, permit, power of attorney, purchase order, lease, sublease, or other agreement, contract, instrument, obligation, offer, commitment, arrangement or understanding, in each case as amended, supplemented, waived or otherwise modified.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601, et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign Laws or regulations, that are imposed on the Company or the Company Subsidiaries under or in respect of an Employee Benefit Plan (other than, subject to the next sentence, the Company Plans listed on Schedule 3.17(a) of the Company Disclosure Letter and the Multiemployer Plans listed on Schedule 3.17(c) of the Company Disclosure Letter), by reason of the treatment of the Company or Company Subsidiaries as a single employer as a result of the application of Section 414 of the Code or Section 4001(b) of ERISA (or corresponding or similar provisions of foreign Laws or regulations) with another Person (other than the Company and the Company Subsidiaries or their predecessors) during the period from and after July 30, 2004 through the Closing Date. Controlled Group Liability shall also include any liability with respect to the Company Plans listed on Schedule 3.17(a) and the Multiemployer Plans listed on Schedule 3.17(c) to the extent such liability exceeds, as a result of the treatment of the Company

Annex A-5

or Company Subsidiaries as a single employer as a result of the application of Section 414 of the Code or Section 4001(b) of ERISA (or corresponding or similar provisions of foreign Laws or regulations) with another Person (other than the Company and the Company Subsidiaries or their predecessors) that also contributes or participates in such plans, the liability that the Company and the Company Subsidiaries would have incurred if the Company were not owned by the Sellers.

“Covered Affiliates” has the meaning set forth in Section 6.12 (Non-Competition; Non-Solicitation).

“Covered Employees” has the meaning set forth in Section 6.7(a) (Employee Matters).

“Credit Agreement” has the meaning set forth in Section 6.10(h) (Treatment of Certain Indebtedness).

“Credit Agreement Termination” has the meaning set forth in Section 6.10(h) (Treatment of Certain Indebtedness).

“Dataroom” has the meaning set forth in Section 3.11(a) (Material Contracts).

“D&O Indemnified Parties” has the meaning set forth in Section 6.13(a) (Directors’ and Officers’ Indemnification and Insurance).

“DC Termination Date” has the meaning set forth in Section 6.7(c) (Employee Matters).

“Debt Offer Documents” has the meaning set forth in Section 6.10(a) (Treatment of Certain Indebtedness).

“Debt Offers” has the meaning set forth in Section 6.10(a) (Treatment of Certain Indebtedness).

“Delivered Consideration” has the meaning set forth in Section 1.1(b) (Sale and Purchase of Shares).

“Delivery Date” has the meaning set forth in Section 1.8(a) (Post-Closing Statements).

“Disbursement Schedule” has the meaning set forth in Section 1.2(a) (Payment of Closing Purchase Price).

“Discharge” has the meaning set forth in Section 6.10(g) (Treatment of Certain Indebtedness).

“Disproportionate Claim” has the meaning set forth in Section 8.4(e) (Notice; Procedure for Indemnification).

Annex A-6

“Distribution” means the payment or other direct or indirect dividend or distribution of cash, stock or any other assets by any of the Company or any Company Subsidiary to any of their respective equityholders in their capacity as equityholders.

“DR GP” has the meaning set forth in Section 3.16(i) (Taxes).

“Drag Right” has the meaning set forth in Section 3.2(i) (Capital Structure).

“DRS Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Duane Reade” has the meaning set forth in Section 3.16(i) (Taxes).

“Effective Time” has the meaning set forth in Section 11.3 (Construction and Interpretation).

“Employee Benefit Plan” means any employee benefit plan, program, policy, practices, whether written or unwritten, tax-qualified or non-qualified, funded or unfunded, including any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), profit-sharing, bonus, stock option, stock purchase, restricted stock units, restricted stock, stock ownership or other equity compensation, pension, retirement, severance or termination pay, change-in-control, deferred compensation, excess benefit, fringe benefit supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, vacation, life insurance, other insurance or other employee benefit plan, policy, program or arrangement.

“Employment Agreement” means any contract, offer letter or agreement governing the terms and conditions of employment, entered into between the Company or any Company Subsidiary, on the one hand, and ay former, current or future employee or consultant, including any Professional Personnel, of the Company or any Company Subsidiary, on the other hand, in effect on the date of this Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Environmental Law” means any Law, code, license, permit, authorization, approval or consent of any Governmental Authority, relating to (a) the protection, preservation, investigation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as now in effect.

“Equity Interests” means any capital stock, partnership or limited liability company interest (as applicable) or other equity (including equity appreciation rights) or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

Annex A-7

“Equity Rights” has the meaning set forth in Section 3.2(f) (Capital Structure).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Adjustment Statement” has the meaning set forth in Section 1.6(a) (Adjustment of Purchase Price).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, without duplication, (a) for any Taxes imposed on or payable by or with respect to the Company or any of the Company Subsidiaries for any Pre-Closing Period (other than Specified Taxes); (b) for any Taxes of the Sellers, any of their Affiliates or any other Person (other than the Company and the Company Subsidiaries) for any period (whether before or after the Closing Date), including any Taxes for which the Company or any Company Subsidiary may be liable as a result of Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) as a result of having been a member of any consolidated, combined, unitary or affiliated group prior to the Closing, as a transferee or successor, by contract or otherwise; (c) for any Taxes (other than Transfer Taxes) imposed on any Seller as a result of the sale of the Shares pursuant to Article I (Sale and Purchase); (d) Transfer Taxes to the extent required to be borne by the Sellers pursuant to Section 9.10 (Transfer Taxes); (e) for any Taxes arising out of, attributable to, relating to or resulting from any inaccuracy in or breach of any of the representations and warranties in Section 3.16 (Taxes) (without giving effect to any materiality or similar qualification contained therein); and (g) for any obligation or other liability of the Company or any of the Company Subsidiaries to pay an amount pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than any obligation or liability pursuant to an agreement entered into by the Company or any of the Company Subsidiaries after the Closing; provided, that Excluded Taxes shall not include (x) any Taxes attributable to any breach of any covenant or agreement contained in Section 9.11 (Certain Actions by Buyer) or (y) any Scheduled Taxes.

“Filing Date” has the meaning set forth in Section 9.1(a) (Preparation and Filing of Tax Returns).

“Filing Party” has the meaning set forth in Section 9.10 (Transfer Taxes).

“Final Adjustment Statement” has the meaning set forth in Section 1.9(c) (Reconciliation of Post-Closing Statements).

Annex A-8

“Fundamental Representations” means Sections 3.1 (Organization), 3.2 (Capital Structure), 3.4 (Authority; Validity of Agreement), 3.22 (Brokers and Finders), 4.1 (Title), and 4.2 (Authority; Validity of Agreement).

“GAAP” means U.S. generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, agency, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.

“Governmental Programs” has the meaning set forth in Section 3.13(d) (Regulatory Compliance).

“Guarantor” has the meaning set forth in the recitals to this Agreement.

“Hazardous Substance” means (a) any substance that is regulated or that falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (b) any petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Holdback Amount” has the meaning set forth in Section 1.7 (Holdback).

“Holdback Release Amount” has the meaning set forth in Section 1.7 (Holdback).

“Holdback Shortfall” has the meaning set forth in Section 1.10 (Post-Closing Adjustment for Purchase Price Adjustment Amount).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication (a) the principal of all indebtedness for borrowed money, including any interest accrued thereon, whether or not evidenced by a writing, (b) the principal of any other indebtedness that is evidenced by a note, bond, debenture draft or similar instrument, (c) all obligations under capital leases, and (d) any guarantee of any of the foregoing obligations.

“Indemnification and Cooperation Agreement” is the Indemnification and Cooperation Agreement to be entered into by the Company, DRS Seller, Buyer and the Company Subsidiaries substantially in the form of Exhibit E.

“Indemnified Party” has the meaning set forth in Section 8.4 (Notice; Procedure for Indemnification).

Annex A-9

“Indemnifying Party” has the meaning set forth in Section 8.3(a) (Limitations on Indemnification).

“Independent Accountant” has the meaning set forth in Section 1.9(c) (Reconciliation of Post-Closing Statements).

“Initial Adjustment Statement” has the meaning set forth in Section 1.8(a) (Post-Closing Statements).

“Initial Holdback Release Amount” has the meaning set forth in Section 1.9(b) (Reconciliation of Post-Closing Statements).

“Intellectual Property” means all (a) trademarks, service marks, trade names and all goodwill associated with such trademarks, service marks and trade names or any other indicia denoting source, trade dress, taglines, domain names, web sites, copyrightable works whether registered or unregistered, proprietary models, processes, formulas, software (other than off-the-shelf, shrink-wrapped software), data, documentation, databases, client lists and similar rights, including registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country, and (b) patents and patent applications, inventions, designs, trade secrets, know-how, confidential information, and any other similar intellectual property rights, in each case that are used or held for use by the Company or any Company Subsidiary in connection with, or necessary for the conduct of, or otherwise material to, the Business.

“Interest Rate” means an interest rate per annum equal to the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“Internal Controls” has the meaning set forth in Section 3.7(c) (SEC Filings; Financial Statements).

“IRS” has the meaning set forth in Section 3.16(f) (Taxes).

“Key Employee” means any officer of the Company or any Company Subsidiary.

“knowledge” and similar terms when used with respect to the Company means the actual knowledge of the Persons set forth on Schedule 1.1 of the Company Disclosure Letter after reasonable inquiry as of the date hereof, which, if applicable as indicated on Schedule 1.1 of the Company Disclosure Letter, shall be limited to the specific matters so indicated.

“Landlord Consent” has the meaning set forth in Section 6.14 (Real Estate Matters).

“Latest Balance Sheet” has the meaning set forth in Section 3.7(b) (SEC Filings; Financial Statements).

Annex A-10

“Law” means any applicable and binding domestic or foreign federal or state statute, law, ordinance (including zoning), rule, administrative code, regulation, order, writ, injunction, directive, judgment, stipulation, decree, ordinance, decision or other requirement enacted, issued, adopted, promulgated or applied by any Governmental Authority.

“Lease” means any real estate or other personal property leases or subleases, or a sublease of an interest thereunder, of the Company or any Company Subsidiary, together with all amendments, modifications, alterations and renewals thereof.

“Leased Real Property” means the premises covered by the Real Property Leases.

“License Agreements” has the meaning set forth in Section 3.19(a) (Intellectual Property).

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, charges, security interests, liens, easements, rights of way, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, covenants, conditions, restrictions (including of zoning), voting trust agreements, options, rights of first refusal or first offer, proxies, title defects, and charges or similar restrictions or limitations of any nature whatsoever.

“Limited Guaranty” has the meaning set forth in the recitals to this Agreement.

“Loss” means any liability, damage, claim, demand, obligation, loss, fine, cost, expense, royalty, Proceeding, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from Third Party claims), including interest and penalties with respect thereto and out-of-pocket expenses and attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection under this Agreement.

“Material Company Regulatory Event” has the meaning set forth in Section 3.13(a) (Regulatory Compliance).

“Material Contract” means any Contract to which the Company or any Company Subsidiary is a party or by which it or any of its properties or assets is bound of the type listed below and that is in effect as of the date of this Agreement:

(a) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Company Subsidiaries and any Contract that would be required to be disclosed by the Company on a Current Report on Form 8-K;

(b) any Contract that contains covenants that limit the ability of the Company or any of the Company Subsidiaries to compete in any business or with any Person or in any geographic area, or to sell, supply, purchase or distribute any service or product;

Annex A-11

(c) any Contract for the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other Equity Interests of another Person for aggregate consideration under such contract in excess of $1,000,000 (except for the sale or purchase of inventory in the ordinary course of business consistent with past practices);

(d) any Contract that relates to an acquisition, divestiture, merger or similar transaction that contain representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that is still in effect and, that individually or in the aggregate, could reasonably be expected to result in payments in excess of $1,000,000 over the remaining term of such Contract;

(e) any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company or any Company Subsidiary;

(f) any Contract relating to (i) the purchase or sale of material real property for aggregate consideration in excess of $1,000,000, or (ii) exclusive arrangements with brokers, agents or consultants with regard to finding, presenting or developing new locations on behalf of the Company or a Company Subsidiary;

(g) any Contract with Governmental Authorities and Company Payment Programs;

(h) any Contract relating to the lending or investing of funds by the Company or a Company Subsidiary to a Person (other than the Company or a Company Subsidiary and other than extensions of trade credit and other advances of operating expenses in the ordinary course of business consistent with past practice) that is in excess of $1,000,000;

(i) any Contract evidencing any Indebtedness of the Company or a Company Subsidiary, which is in excess of $1,000,000;

(j) any License Agreements;

(k) any employment, Collective Bargaining Agreements or other trusts, funds and other Contracts (other than the Company Plans) relating to or for the benefit of current, future or former employees, officers, directors, managers, stockholders, members, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding) that individually or in the aggregate provide for or are reasonably expected to provide for annual payments in excess of $500,000;

(l) any orders and other Contracts that provide for or are reasonably expected to provide for payments to or receipt by the Company in excess of $1,000,000 over the remaining term of such Contract;

(m) any Affiliate Contract;

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(n) any Contract that obligates the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $500,000;

(o) any Contract that involves the grant of a “most favored nation” pricing or terms that apply to the Company or any of the Company Subsidiaries; and

(p) any Contract with respect to the operation of medical clinics on the premises of any Leased Real Property.

“Material Supplier” has the meaning set forth in Section 3.18(b) (Inventories; Suppliers).

“Maximum Premium” has the meaning set forth in Section 6.13(c) (Directors’ and Officers’ Indemnification and Insurance).

“Medicare and Medicaid programs” has the meaning set forth in Section 3.13(d) (Regulatory Compliance).

“MEWA” means a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

“Multiemployer Plan” means a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA and, for the avoidance of doubt, includes the plans listed on Schedule 3.17(c) of the Company Disclosure Letter.

“Multiple Employer Plan” means a “multiple employer plan,” as defined in Section 413(c) of the Code, or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“New Retention Arrangements” has the meaning set forth in Section 6.7(f) (Employee Matters).

“NYMSA” has the meaning set forth in Section 6.9(b) (Further Assurances).

“Non-Affiliate Interest” has the meaning set forth in Section 3.3(a) (Company Subsidiaries).

“Non-Compete Period” means the period commencing on the Closing Date and ending (a) with respect to the NYMSA, on the second (2nd) anniversary of the Closing Date and (b) with respect to any other area in the United States of America, on the first (1st) anniversary of the Closing Date.

“Non-Delivered Shares” has the meaning set forth in Section 1.2(c) (Payment of Closing Purchase Price).

“Non-OH Sellers” has the meaning set forth in Section 3.2(i) (Capital Structure).

Annex A-13

“Non-Solicit Period” means the period commencing on the Closing Date and ending on the second anniversary of the Closing Date.

“Notes” has the meaning set forth in Section 6.10(a) (Treatment of Certain Indebtedness).

“Notice of Disagreement” has the meaning set forth in Section 1.9(a) (Reconciliation of Post-Closing Statements).

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Original Agreement” has the meaning set forth in Section 11.3(b) (Construction and Interpretation).

“Other Debt Transaction” has the meaning set forth in Section 6.10(a) (Treatment of Certain Indebtedness).

“Owned Intellectual Property” has the meaning set forth in Section 3.19(a) (Intellectual Property).

“Payoff Amount” has the meaning set forth in Section 7.2(h) (Additional Conditions to Buyer’s Obligations).

“Payoff Letter” has the meaning set forth in Section 7.2(h) (Additional Conditions to Buyer’s Obligations).

“Permits” has the meaning set forth in Section 3.15(b) (Compliance with Law; Government Regulation; Etc.).

“Permitted Liens” means all Liens that are

(a) for Taxes or assessments that are not yet due and payable and for which adequate reserves have been established on the Company’s and the Company Subsidiaries’ books and records in accordance with GAAP;

(b) to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business and for which adequate reserves have been established on the Company’s and the Company Subsidiaries’ books and records in accordance with GAAP;

Annex A-14

(c) workmen’s, repairmen’s, warehousemen’s, vendors’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due, or deposits or pledges to obtain the release of any such Liens and for which adequate reserves have been established on the Company’s and the Company Subsidiaries’ books and records in accordance with GAAP;

(d) statutory landlords’ Liens under Real Property Leases to which the Company or a Company Subsidiary is a party;

(e) in the case of Leased Real Property, any Lien to which the fee interest, or any underlying leasehold interest, in such Leased Real Property is subject, except for any non-monetary Lien of which the Company has actual knowledge and which on the date hereof has a material adverse effect on the business operations of the Company or any Company Subsidiary at the respective Leased Real Property;

(f) the subleases that are set forth in Schedule 3.10(b) of the Company Disclosure Letter or entered into in accordance with the terms of this Agreement; and

(g) (i) zoning restrictions and (ii) easements, rights of way, licenses and restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use or utility of such property by the Company or any Company Subsidiary or otherwise materially impair the Company’s or any Company Subsidiary’s normal operation of the business at such location.

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Preferred Share Sellers” has the meaning set forth in the recitals to this Agreement.

“Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Private Programs” has the meaning set forth in Section 3.13(d) (Regulatory Compliance).

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation, examination, audit, review, investigation, mediation, inquiry or proceeding brought by or on behalf of any Governmental Authority or any other Person.

“Professional Personnel” has the meaning set forth in Section 3.13(b) (Regulatory Compliance).

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“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Purchase Price” has the meaning set forth in Section 1.1(b) (Sale and Purchase of the Shares).

“Purchase Price Adjustment Amount” means:

1) Closing Date Cash; minus

2) Unpaid Transaction Expenses; minus

3) the Closing Date Debt Obligation Amount; plus

4) the Assumed Interest Amount; plus

5) the Working Capital Overage (if applicable); minus

6) the Working capital Underage (if applicable).

“Qualified Plan” has the meaning set forth in Section 3.17(e) (Employee Matters).

“Real Property Leases” means each and every ground lease, lease or sublease, together with all amendments, modifications, alterations and renewals thereof, pursuant to which the Company or any Company Subsidiary ground leases, leases or subleases real property (either as lessor or lessee), including any and all amendments and modifications thereto and other agreements to which the Company or any Company Subsidiary and its lessor or its sublessee, as the case may be, is a party which has the effect of amending or modifying such Real Property Lease.

“Review Period” has the meaning set forth in Section 1.9(a) (Reconciliation of Post-Closing Statements).

“Reviewing Party” has the meaning set forth in Section 9.10 (Transfer Taxes).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any Law enacted or promulgated pursuant or relating thereto.

“Scheduled Taxes” means any Taxes listed on Schedule A(i) of the Company Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 6.11 (280G Consent).

“Section 6.10 Costs and Expenses” has the meaning set forth in Section 6.10(i) (Treatment of Certain Indebtedness).

“Secondary Date” has the meaning set forth in Section 1.8(a) (Post-Closing Statements).

“Securities Act” means the Securities Act of 1933, as amended.

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“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., each national securities exchange in the United States and each other commission, board, agency or body, whether United States, foreign or any other jurisdiction to which the Company or any Company Subsidiary is subject, that is charged by a Governmental Authority (other than another Self-Regulatory Organization) with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

“Seller” and “Sellers” have the meaning set forth in the introductory paragraph to this Agreement.

“Seller Retention Arrangements” has the meaning set forth in Section 6.7(d) (Employee Matters).

“Seller Indemnitees” has the meaning set forth in Section 9.2(b) (Tax Indemnification).

“Sellers’ Representative” has the meaning set forth in Section 11.7 (the Sellers’ Representative).

“Sellers’ Selection Notice” has the meaning set forth in Section 1.8(a) (Post-Closing Statements).

“Series A Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Series B Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Settlement” has the meaning set forth in Section 6.6(d) (Other Actions; Filings).

“Share Sellers” has the meaning set forth in the recitals to this Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Specified Cap” has the meaning set forth in Section 8.3(b) (Limitations on Indemnification).

“Specified Tax Returns” has the meaning set forth in Section 9.1(a) (Preparation and Filing of Tax Returns).

“Specified Taxes” means any Taxes described on Schedule A(ii) of the Company Disclosure Letter; provided, that Specified Taxes shall not include any Taxes attributable to a breach of any covenant or agreement contained in Section 9.1(c) (Preparation and Filing of Tax Returns) or contained in Section 9.11 (Certain Actions by Buyer).

“Stock Plans” has the meaning set forth in Section 1.3 (Treatment of Options).

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“Stockholders Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subject Business” means (a) with respect to the NYMSA, a business engaged in the operation of retail drug stores either exclusively (a “Pharmacy Business”) or as a substantial portion of another business such as a supermarket (an “Other Retailer”) (other than any regional or national Other Retailer that operates such stores in the NYMSA where such stores represent less than ten percent (10%) of the gross revenues of such Other Retailer) and (b) with respect to any other area in the United States of America, a Pharmacy Business; provided, that “Subject Business” shall not include any such business described in clauses (a) and (b) of this definition which as of the date of this Agreement, is directly or indirectly conducted owned or managed by any Seller, the Guarantors, their affiliated management companies and their respective Controlled Affiliates, or which such Person has Control of or participates or invests in, by itself or in combination with other Persons.

“Subsidiary” of a Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company, or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Tax” (and, with the correlative meaning “Taxes”) means all U.S. federal, state or local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, gains (including capital gains), sales, use, ad valorem, value-added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, unclaimed property, premium, fringe benefits, goods and services, debits, windfall or excess profits, environmental (including Taxes under Section 59A of the Code), unincorporated business, information, disability, workers compensation, production, registrations, alternative or add-on minimum, accumulated earnings, personal holding, escheat payments, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority with respect to such amounts.

“Tax Claim” means any audit, claim or other Proceeding with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 9.2 (Tax Indemnification).

“Tax Proceeding” has the meaning set forth in Section 9.5(b) (Tax Proceedings).

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“Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any U.S. federal, state or local or foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Termination Date” has the meaning set forth in Section 10.1(a)(iv) (Termination).

“Threshold” has the meaning set forth in Section 8.3(a) (Limitations on Indemnification).

“Third Party Claim” has the meaning set forth in Section 8.4(b) (Notice; Procedure for Indemnification).

“Title IV Plan” means an Employee Benefit Plan subject to Section 412 of the Code, Section 430 of the Code, Section 436 of the Code or Title IV of ERISA.

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions other than Section 6.10 Costs and Expenses.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer” means any direct or indirect sale, lease, assignment, pledge, hypothecation, encumbrance, disposition, transfer, gift or attempt to create or grant a security interest in any property or contract right or any interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and includes any sale or other disposition in any one transaction or series of transactions (whether or not related); the word “Transferred” (both as an adjective and verb) and “Transfer” (as a verb) have a correlative meanings.

“Transfer Taxes” means any real or personal property transfer, sales, use, registration, value-added, stamp, stock transfer or other similar Tax or related fees, including notarial fees.

“WC Target” means $ 160,826,202.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America, to such account or accounts as shall have been designated by notice to the paying party.

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“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” has the meaning set forth in the Transaction Accounting Principles.

“Working Capital Overage” means the amount by which the estimated amount of Working Capital of the Business set forth in the Estimated Adjustment Statement exceeds the WC Target.

“Working Capital Underage” means the amount by which the WC Target exceeds the estimated amount of Working Capital of the Business set forth in the Estimated Adjustment Statement.

“280G Shareholder Approval Procedures” has the meaning set forth in Section 6.11 (280G Consent).

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